Exhibit 10.7

EXECUTION VERSION

PROJECT NUMBER 5393

Loan Agreement

between

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

and

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

Dated March 7, 2013

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Article/ Section	Item	Page No.

ANNEX F – INSURANCE REQUIREMENTS		F-1

ANNEX G – EXISTING LIENS		G-1

ANNEX H – PROHIBITED ACTIVITIES		H-1

ANNEX I – ANTI-CORRUPTION GUIDELINES		I-1

ANNEX J – INTERCOMPANY PAYABLES		J-1

ANNEX K – SUBORDINATED FINANCIAL DEBT		K-1

ANNEX L – LEASE AGREEMENTS		L-1

ANNEX M – VIE AGREEMENTS		M-1

ANNEX N – ACTION PLAN		N-1

SCHEDULE 1 – FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY		S1-1

SCHEDULE 2 – FORM OF REQUEST FOR DISBURSEMENT (LOAN)		S2-1

SCHEDULE 3 – FORM OF LOAN DISBURSEMENT RECEIPT		S3-1

SCHEDULE 4 – FORM OF SOLVENCY CERTIFICATE		S4-1

SCHEDULE 5 – FORM OF SERVICE OF PROCESS LETTER		S5-1

SCHEDULE 6 – FORM OF LETTER TO BORROWER’S AUDITORS		S6-1

SCHEDULE 7 – [FORM OF BORROWER’S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS]		S7-1

SCHEDULE 8 –	INFORMATION TO BE INCLUDED IN QUARTERLY AND ANNUAL REVIEW OF OPERATIONS	S8-1

SCHEDULE 9 – ENVIRONMENTAL AND SOCIAL PERFORMANCE ANNUAL MONITORING REPORT (AMR)	S9-1

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LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated March 7, 2013, between Beijing United Family Hospital Co., Ltd., a company organized and existing under the laws of the PRC (the “Borrower”) and DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, a limited liability company under the laws of the Federal Republic of Germany (Reg. Nr. HRB 1005, AG Köln), (“DEG”).

RECITAL

The Borrower has requested DEG to provide the loan described in this Agreement to finance completion of the Project and to partially refinance certain shareholder’s loans and intercompany payables between the Guarantor, the Borrower and certain other group companies with respect to the Project; and

DEG is willing to provide the loan upon the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Accounting Standards” means generally accepted accounting principles in the United States from time to time or in accordance with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Action Plan” means the plan or plans developed by the Borrower as set forth in Annex N setting out specific social and environmental measures to be undertaken by the Borrower and its Subsidiaries, to enable their respective Operations to comply with the Performance Standards, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of 50% or more of the voting share capital of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report” means the annual monitoring report substantially in the form attached as Schedule 9 hereto setting out the specific social, environmental and developmental impact information to be provided by the Borrower in respect of its and its Subsidiaries’ Operations, as such may be amended or supplemented from time to time in accordance with DEG’s consent;

“Applicable Exchange Rate” means (i) the official RMB to Dollars middle rate for foreign currency of the People’s Bank of China as published on the website of SAFE http://www.safe.gov.cn at 8 a.m. Beijing time on the relevant date of calculation; or (ii) in the event the above mentioned official RMB to Dollars rate of the People’s Bank of China is not available due to the occurrence of an Inconvertibility Event or for any other reason, the market rate of exchange for RMB to Dollars as determined by the relevant Affected Senior Lender acting upon its reasonable discretion;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Auditors” means Reanda Certified Public Accountants Co., Ltd. or its affiliates, or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e) (Auditors);

“Authority” means any national, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period, and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to DEG;

“Beijing United Health One” means Beijing United Family Health Centre, a company organized and existing under the laws of the PRC, which previously owned and operated the assets of the Project;

“Borrower” has the meaning set forth in the preamble.

“Business Day” means a day when banks are open for business in Cologne, Germany, and New York, New York; or solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03(d)(ii) (Interest), London, England;

“Calculation Period” means for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to DEG pursuant to the terms and conditions hereof;

“Certificate of Incumbency and Authority” means a certificate provided to DEG substantially in the form of Schedule 1;

“Change of Control” means any of the following: (i) the Guarantor at any time and for any reason ceases to own more than 50% of both the economic and voting interests in the Borrower’s share capital (determined on a fully diluted basis); or (ii) any person or group other than the Guarantor shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Borrower;

“Charter” means the articles of association and/or such other constitutive document, howsoever called, of such Person;

“China Exim” means the Export-Import Bank of China;

“China Exim Loan” means the loan in the amount of $7,577,307 provided by China Exim to the Borrower for the finance of certain equipment for the Borrower;

“China Exim Loan Agreement” means the loan agreement dated as of July 9, 2012 entered into between the Borrower and China Exim for the China Exim Loan;

“Coercive Practice” has the meaning assigned to it in Annex I;

“Collusive Practice” has the meaning assigned to it in Annex I;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other DEG Financing Document) the method referred to in Section 1.02(c) (Accounting Standards; Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower, as the case may be;

“Convertible Currency” means a currency which is freely convertible into other convertible currencies and freely transferable at any time;

“Corrupt Practice” has the meaning assigned to it in Annex I;

“Country” means the People’s Republic of China;

“Current Assets” means the Consolidated cash, investments classified as “held for trading”, investments classified as “available for sale”, trade and other receivables realizable within one year, inventories and prepaid expenses of any Person or specified group of Persons which are to be charged to income within one year;

“Current Liabilities” means the Consolidated liabilities of any Person or specified group of Persons falling due on demand or within one year (including the portion of Long-term Debt falling due within one year);

“Current Ratio” means the result obtained by dividing Current Assets of such Person (less prepaid expenses) by Current Liabilities of such Person;

“DEG Financing Documents” means, collectively, this Agreement, the Guarantee Agreement, the Security Documents, the Share Retention Agreement and the Subordination Agreement;

“DEG Security” means the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to DEG under this Agreement and the other DEG Financing Documents to which it is a party;

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement” means any Disbursement of the Loan, as the context requires;

“Dollars” and “$” means the lawful currency of the United States of America;

“EBITDA” means for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains or losses, (y) any non-cash income and expenses, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period, (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period, and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period;

“Equity Pledge” means the equity pledge executed by Chindex Healthcare Holdings Limited (“CHH”) over 45% of its equity interest in the Borrower in favor of DEG in agreed form;

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Financial Debt” means as to any Person:

(i)	any indebtedness of such Person for or in respect of borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)	any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue);

(iv)	non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts that are payable in the ordinary course of business to trade creditors of such Person within 90 days of the date of determination and which are not overdue);

(v)	the amount of any obligation of such Person in respect of any Financial Lease;

(vi)	amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)	the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(viii)	all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)	all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)	any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)	the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other Person; and

(xii)	any premium payable by such Person on a redemption or replacement of any of the foregoing items;

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan” means the proposed sources of financing for the Transaction as set forth in Annex A;

“Financial Year” means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower, with DEG’s consent, from time to time designates as its accounting year;

“Fraudulent Practice” means has the meaning assigned to it in Annex I;

“Guarantee Agreement” means the guarantee agreement in agreed form entered or to be entered into between the Guarantor and DEG pursuant to which the Guarantor unconditionally and irrevocably guarantees the payment obligations of the Borrower under the DEG Financing Documents;

“Guarantor” means Chindex International, Inc., a company organized and existing under the laws of the State of Delaware of the United States of America;

“IFC” means International Finance Corporation;

“IFC Loan” means the $ 6,000,000 loan to be provided by IFC to the Borrower, for the primary purpose of financing the Transaction;

“IFC Loan Agreement” means the loan agreement entered or to be entered into between the Borrower and IFC;

“IFC Security” means the security created by or pursuant to the IFC security documents to secure all amounts owing by the Borrower to IFC under the IFC Loan Agreement and related financing documents to which it is a party;

“Inconvertibility Event” means circumstances where there is an unavailability or shortage of foreign exchange in the Country or there has occurred a general moratorium or general debt rescheduling with respect to indebtedness of entities in the Country, whereby by reason of such circumstances, any Authority of the Country having the power to regulate foreign exchange does not permit the Borrower to convert RMB into, and/or transfer, Convertible Currencies in order to pay obligations denominated in Convertible Currencies which are due and owing to any Senior Lender under this Agreement or the other Transaction Documents;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, DEG in connection with the making or maintaining of the Loan that result from:

(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(A)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, DEG;

(B)	imposes a cost on DEG as a result of DEG having made the Loan or reduces the rate of return on the overall capital of DEG that it would have achieved, had DEG not made the Loan;

(C)	changes the basis of taxation on payments received by DEG in respect of the Loan (otherwise than by a change in taxation of the overall net income of DEG); or

(D)	imposes on DEG any other condition regarding the making or maintaining of the Loan;

“Increased Costs Certificate” means a certificate provided from time to time by DEG, certifying:

(i)	the circumstances giving rise to the Increased Costs;

(ii)	that the costs of DEG have increased or the rate of return has been reduced;

(iii)	that, DEG, in DEG’s reasonable opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)	the amount of Increased Costs;

“Insurance Payable” means payments of money received by the Borrower from insurance companies in respect of insurance claims made on behalf of the Affiliates of the Borrower;

“Intercreditor and Security Sharing Agreement” means an intercreditor and security sharing agreement entered or to be entered into between DEG and IFC;

“Intercompany Payable” means any Liability, other than the Service Fees, owed by the Borrower to any of its Affiliates;

“Interest Determination Date” means except as otherwise provided in Section 2.03(d)(ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Payment Date” means March 15, June 15, September 15, and December 15 in each year;

“Interest Period” means each period of 3 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means for any Interest Period, the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

“Investment” has the meaning specified in Section 5.02(l) (Permitted Investments);

“KfW” means KfW Bankengruppe and any of its Subsidiaries and Affiliates (including, without limitation, DEG);

“Lease Agreements” means the lease agreements entered into between the Borrower and the respective parties as set forth in Annex L;

“Liabilities” means the aggregate of all obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:

(i)	Financial Debt of such Person;

(ii)	the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)	taxes (including deferred taxes) of such Person;

(iv)	trade accounts that are payable in the ordinary course of business within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the benefit of such Person with respect to such trade accounts);

(v)	accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

(vi)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(vii)	to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

“Liabilities to Tangible Net Worth Ratio” means the result obtained by dividing Liabilities by Tangible Net Worth;

“LIBOR” means the London Interbank Offered Rate, as fixed by reference to the respective interest rate applicable to the respective Interest Period rounded to 5 (five) decimal places quoted on Reuters’ Screen LIBOR01 Page at 11:00 a.m. London time. If, for any Interest Period, DEG cannot determine LIBOR by reference to the Reuters Screen, “LIBOR” shall mean the rate determined pursuant to Section 2.03(d) (Interest);

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan” means the loan specified in Section 2.01 (The Loan) or, as the context requires, the principal amount of the Loan outstanding from time to time;

“Loan Currency” means Dollar or $;

“Long-term Debt” means Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

“Market Disruption Event” means that, before the close of business in London on the Interest Determination Date for the relevant Interest Period, the cost to DEG of funding the Loan would be in excess of LIBOR;

“Material Adverse Effect” means a material adverse effect on:

(i)	the Borrower or the Guarantor’s business, Operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of the Borrower or the Guarantor’s business or Operations;

(ii)	the implementation of the Transaction, the Project or the Financial Plan; or

(iii)	the ability of the Borrower or of the Guarantor to comply with their respective obligations under the DEG Financing Documents to which any of them is a party;

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons;

“Non-Cash Items” means for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash “income” (as a negative item) and non-cash “expense” (as a positive item) items which (under accrual accounting) were added or subtracted in determining Net Income for any Person or specified group of Persons for such period, including, without limitation, equity earnings in Subsidiaries, asset revaluations, depreciation, amortization, deferred taxes, and provisions for severance pay of staff and workers, provisions for bad debts, bad debts written off and credits resulting from revaluation of book value of assets;

“Obstructive Practice” has the meaning assigned to in Annex I;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country;

“Other Financing Documents” means collectively the IFC Loan Agreement, the China Exim Loan Agreement and the Intercreditor and Security Sharing Agreement;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, a copy of which has been delivered to and receipt of which has been acknowledged by the Borrower;

“Permitted Lien” has the meaning specified in Section 5.02(g) (Permitted Liens);

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“PRC” means the People’s Republic of China;

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Debt, and (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)	all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(ii)	all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding; and

(iii)	in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period but without taking into account any pro forma cost savings and expenses;

“Prohibited Activities” means the activities specified in Annex H;

“Project” means the construction, equipping and placing into operation of a hospital and health care facility to be located in No.2 Jingtai Road, Chaoyang District, Beijing;

“Project Documents” means:

(i)	the Charter of the Borrower;

(ii)	the Service Fee Contract; and

(iii)	the Lease Agreements;

“Prospective Debt Service and Capital Expenditure Coverage Ratio” means the ratio obtained by dividing:

(i)	the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) Net Income for that Financial Year, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

after deducting from that aggregate the amount of capital expenditure actually expended to that date or as projected for the entire Financial Year for the Financial Year in which the relevant date of calculation falls; by

(ii)	the aggregate of (A) all scheduled payments that fall due during the Financial Year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt (excluding voluntary prepayments);

where, for the purposes of clause (ii) above:

(x)	subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)	interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Relevant Spread” means 4.70% per annum, which shall be increased to 4.95% from the date and so long as the Borrower is not in compliance with Section 5.01(q) (Perfection of Security);

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes;

“RMB” means renminbi, the lawful currency of the Country;

“S&E Management System” means the Borrower’s social and environmental management system enabling it to identify, assess and manage risks in respect of its and its Subsidiaries’ Operations on an ongoing basis;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex I.

“Security Documents” means the documents providing for the DEG Security consisting of:

(i)	the Equity Pledge; and

(ii)	any other security documents agreed between the parties from time to time;

“Senior Lender” means each of IFC and DEG individually (together, the “Senior Lenders”);

“Service Fee” means any payment of any kind that is payable by the Borrower under or in connection with the Service Fee Contract or otherwise in connection with the management of the Borrower;

“Service Fee Contract” means a service fee contract dated January 1, 2011 entered into between the Borrower and the Guarantor;

“Share Retention Agreement” means a share retention agreement entered or to be entered into among Roberta Lipson, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and DEG in agreed form;

“Short-term Debt” means all Financial Debt other than Long-term Debt;

“Subordinated Intercompany Payable” means the Intercompany Payable owed by the Borrower to Beijing United Health One in the amount of up to RMB 48,760,241, and which is subordinated to IFC and DEG under the Subordination Agreement;

“Subordination Agreement” means the subordination agreement entered or to be entered into among Beijing United Health One, the Borrower, IFC and DEG in agreed form;

“Subsidiary” means with respect to any Person, any Affiliate over 50% of whose capital is owned, directly or indirectly, by that Person;

“Tangible Net Worth” means with respect to any Person, the aggregate of:

(i)	(A)	the amount paid up or credited as paid up on the share capital of such Person; and

(B)	the amount standing to the credit of the reserves of such Person (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (A) and (B):

(w)	any debit balance on the profit and loss account or impairment of the issued share capital of such Person (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(x)	amounts set aside for dividends to the extent not already deducted from equity;

(y)	amounts of deferred tax assets; and

(z)	amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii)	if applicable, that part of the net results of operations and the net assets of any Subsidiary of such Person attributable to interests that are not owned, directly or indirectly, by such Person;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction” means the financing of the completion of the Project and the partial refinancing of certain Intercompany Payables that were originally used to finance the Project;

“Transaction Documents” means:

(i)	the DEG Financing Documents;

(ii)	Other Financing Documents; and

(iii)	the Project Documents;

“VIE” means each of Beijing Access Health Hospital Management Co., Ltd. and Beijing United Family Hospital Management Co., Ltd.;

“VIE Arrangements” means any legal relationship or arrangement created by or pursuant to the VIE Agreements;

“VIE Agreements” means the agreements entered into between a Borrower’s Affiliate and the shareholders of the VIEs, including, but not limited to, the documents listed in Annex M;

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Accounting Standards; Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other DEG Financing Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to DEG under Section 5.03(a) (Quarterly Financial Statements and Reports); provided that, if the Borrower notifies DEG that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in the Accounting Standards or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations), or if DEG notifies the Borrower that it requests an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in the Accounting Standards or in the application thereof, then such provision shall be interpreted on the basis of the Accounting Standards as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at DEG’s option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c) If a financial calculation is to be made under or for the purposes of this Agreement or any other DEG Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e) a reference to a party to any document includes that party’s successors and permitted assigns; and

(f) a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and DEG;

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Loan

Section 2.01. The Loan. Subject to the provisions of this Agreement, DEG agrees to lend a loan (the “Loan”) consisting of a principal amount of $5,000,000.

Section 2.02. Disbursement Procedure.

(a) The Borrower may request Disbursements by delivering to DEG, at least 10 Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Schedule 2.

(b) Each Disbursement shall be made by DEG at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, or any other place acceptable to DEG, all as specified by the Borrower in the relevant Disbursement request.

(c) Each Disbursement (other than the last one) shall be made in an amount of not less than $1,000,000.

(d) The Borrower shall deliver to DEG a receipt, substantially in the form of Schedule 3, within 5 Business Days following each Disbursement.

Section 2.03. Interest. Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on the Loan in accordance with this Section 2.03:

(a) During each Interest Period, the Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b) Interest on the Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than 15 days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

(c) The Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for 3 months (or, in the case of the first Interest Period for any Disbursement, for 1 month, 2 months, or 3 months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest five decimal places. This LIBOR shall also apply in case of second disbursement within the same Interest Period.

(d) If, for any Interest Period, DEG cannot determine LIBOR by reference to the Reuters Screen, DEG shall notify the Borrower and shall instead determine LIBOR:

(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to DEG on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by any 4 major banks active in the Loan Currency in the London interbank market, selected by DEG; provided that if less than four quotations are received, DEG may rely on the quotations so received if not less than 2; or

(ii)	if less than 2 quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to DEG on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by a major bank or banks in New York, New York selected by DEG.

(e) Subject to any alternative rate of interest agreed as contemplated by Section 2.03(f) below, if a Market Disruption Event occurs in relation to all or any part of the Loan for any Interest Period, DEG shall promptly notify the Borrower of such event and the relevant Interest Rate, or a portion of either, for that Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)	either (A) the rate which expresses as a percentage rate per annum the cost to DEG of funding its participation in the Loan from whatever source it may reasonably select or (B) at the option of DEG, LIBOR for the relevant period as determined in accordance with Section 2.03(c)(ii) above;

(f) (i)	If a Market Disruption Event occurs in relation to the Loan and the Borrower so requires, within five Business Days of the notification by DEG pursuant to Section 2.03(e) above, DEG and the Borrower shall enter into good faith negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan.

(ii)	Any alternative basis agreed pursuant to sub-paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto.

(iii)	If agreement cannot be reached, the Borrower may prepay the relevant portion of the Loan in accordance with Section 2.06(a) (Prepayment).

(g) On each Interest Determination Date for any Interest Period, DEG shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(h) The determination by DEG, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to DEG’s reasonable satisfaction that the determination involves manifest error).

Section 2.04. Default Rate Interest. (a) Without limiting the remedies available to DEG under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of 2% per annum above the Interest Rate in effect from time to time;

(b) Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment.

(a) Subject to Section 1.04 (Business Day Adjustment) and the allocations and corresponding adjustments in the principal amounts made pursuant to Section 2.05(b), the Borrower shall repay the Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due ($)

June 15, 2014	312,500
September 15, 2014	312,500
December 15, 2014	312,500
March 15, 2015	312,500
June 15, 2015	312,500
September 15, 2015	312,500
December 15, 2015	312,500
March 15, 2016	312,500
June 15, 2016	312,500
September 15, 2016	312,500
December 15, 2016	312,500
March 15, 2017	312,500
June 15, 2017	312,500
September 15, 2017	312,500
December 15, 2017	312,500
March 15, 2018	312,500

5,000,000

(b) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective Interest Payment Dates for repayment of principal set forth in the tables in Section 2.05(a) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with DEG adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c) Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

Section 2.06. Prepayment Without prejudice to Sections 2.03 (Interest), 2.06(c) (Prepayment), 2.10 (Increased Costs) and 2.14 (Taxes):

(a) the Borrower may prepay on any Interest Payment Date all or any part of the Loan, on not less than 15 days prior notice to DEG, but only if:

(i)	the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is an amount not less than $1,000,000; and

(iii)	if requested by DEG, the Borrower delivers to DEG, prior to the date of prepayment, evidence satisfactory to DEG that all necessary Authorizations with respect to the prepayment have been obtained.

(b) Amounts of principal prepaid under this Section shall be applied by DEG to all the outstanding installments of the principal amount of the Loan in inverse order of maturity.

(c) Upon delivery of a notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(d) Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.

Section 2.07. Fees.

(a) The Borrower shall pay to DEG a commitment fee:

(i)	at the rate of 0.5 % per annum on that part of the Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the date of this Agreement; and

(ii)	pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	payable quarterly, in arrears, on each Interest Payment Date, the first such payment to be due on June 15, 2013.

(b) The Borrower shall also pay to DEG:

(i)	a front-end fee of $60,000, to be paid on the earlier of (x) the date which is 30 days after the date of this Agreement and (y) the date immediately preceding the date of the first Loan Disbursement;

(ii)	a portfolio supervision fee of $10,000 per annum, payable upon receipt of a statement from DEG; and

(iii)	if the Borrower and DEG agree to restructure all or part of the Loan, the Borrower and DEG shall negotiate in good faith an appropriate amount to compensate DEG for the additional work of DEG staff required in connection with such restructuring.

Section 2.08. Currency and Place of Payments.

(a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to DEG under this Agreement in the Loan Currency, in same day funds, to the account of DEG at Citibank New York, swift code: CITI US 33 / ABA 02 10000 89 [Chips 0008] for credit to DEG’s account number 3849 2573 or at such other bank or account in New York as DEG from time to time designates not later than 7 days prior to the respective obligation falling due. Payments must be received in DEG’s designated account no later than 1:00 p.m. New York time.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) DEG actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.08(a).

(c) The Borrower shall indemnify DEG against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan

Currency or any place other than the account specified in, or pursuant to, Section 2.08(a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable DEG to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to DEG under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08(a).

(d) Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), DEG may require the Borrower to pay (or reimburse DEG) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14(a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 2.09. Allocation of Partial Payments. If at any time DEG receives less than the full amount then due and payable to it under this Agreement, DEG may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as DEG in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which DEG from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of DEG accrued and unpaid prior to that Interest Payment Date.

Section 2.11. Unwinding Costs.

(a) If DEG incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(iv)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to DEG the amount that DEG from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

Section 2.12. Suspension or Cancellation by DEG. (a) DEG may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the first Disbursement has not been made on or before June 30, 2013, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(f) (Expropriation, Nationalization, Etc.) is, in the reasonable opinion of DEG, imminent;

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect; or

(iv)	on or after December 31, 2013.

(b) Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or cancelled, as the case may be. The exercise by DEG of its right of suspension shall not preclude DEG from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to DEG all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c) In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a) (Cancellation by the Borrower), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (Interest).

Section 2.13. Cancellation by the Borrower.

(a) The Borrower may, by notice to DEG, irrevocably request DEG to cancel, in whole or in part, the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b) DEG shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if, subject to Section 2.12(c) (Suspension or Cancellation by DEG), DEG has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c) Any portion of the Loan that is cancelled under this Section 2.13 may not be reinstated or disbursed.

Section 2.14. Taxes.

(a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of DEG) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that DEG receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d) If Section 2.14(c) applies and DEG so requests, the Borrower shall deliver to DEG official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

Section 2.15. Expenses.

(a) The Borrower shall pay or, as the case may be, reimburse DEG or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b) The Borrower shall pay to DEG or as DEG may direct:

(i)	the fees and expenses of DEG’s counsel(s) incurred in connection with:

(A)	the preparation of the investment by DEG provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by DEG under this Agreement and any other Transaction Document;

(D)	the administration by DEG of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default; and

(G)	the release of the DEG Security following repayment in full of the Loan; and

(ii)	the costs and expenses incurred by DEG in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees properly incurred on a full indemnity basis.

Section 2.16. Application of Payments.

(a) Subject to Section 2.16(b), upon the occurrence and during the continuance of any Inconvertibility Event the Borrower shall pay all amounts due and owing under this Agreement or any other Transaction Document to or for the joint and exclusive benefit of each Senior Lender that as a result of such Inconvertibility Event is not able to receive or obtain in the contractual place of payment Convertible Currencies in respect of payment obligations of the Borrower under this Agreement or any other Transaction Document (each such Senior Lender, an “Affected Senior Lender”) into one or more escrow accounts in the Country in the name of, or in trust for, or otherwise for the joint and exclusive benefit of, all Affected Senior Lenders (“Escrow Account”) (and on terms satisfactory to all such Affected Senior Lenders) in RMB or, if permitted, in Dollars, to be held in such Escrow Account until the Inconvertibility Event no longer exists, such Affected Senior Lenders are able to receive or obtain such payment or no such amounts remain unpaid, at which time, if any such amounts remain unpaid, all amounts held in such Escrow Account shall be converted into Dollars and paid to the Affected Senior Lenders and applied against amounts due and owing under this Agreement or any other Transaction Document and not paid by virtue of such Inconvertibility Event based on their pro rata shares of such amounts and, if no such amounts remain unpaid, the amounts standing to the credit of the Escrow Account shall be returned in full to the Borrower. If, following conversion into Dollars the amount is greater than that required to pay all such amounts due and owing to the Affected Senior Lenders in respect of which such funds were originally credited to the Escrow Account, the balance shall be paid to the Borrower, and if the amount is less than required, the Borrower shall promptly pay the unpaid balance to the relevant Affected Senior Lender(s).

(b) To the extent that on any date when payments are due and owing to the Senior Lenders under this Agreement or any other Transaction Document an Inconvertibility Event has occurred and any Authority of the Country having the power to regulate foreign exchange has permitted the Borrower to convert RMB into, and/or transfer, Convertible Currencies in order to pay obligations which are due and owing to any Senior Lender (a “Non-Affected Senior Lender”), payment by the Borrower of amounts to each such Non-Affected Senior Lender shall only be made contemporaneously with the payment to an Escrow Account in RMB or, if permitted, in Dollars of the amount that cannot be paid to the Affected Senior Lenders on that date by virtue of the Inconvertibility Event (applying in relation to any payment in RMB to an Escrow Account an exchange rate equal to the Applicable Exchange Rate on the day prior to such payment) and, in the event that the Borrower has insufficient funds to make payment in full in accordance with this Section 2.16(b) to the Non-Affected Senior Lender and to the relevant Escrow Account in accordance with the foregoing provisions of this Section 2.16(b), payments shall be made pro rata to such amounts owing to all Senior Lenders. For the avoidance of doubt, for the purposes of this Section 2.16, references to amounts “due” or “owing” on any date shall exclude amounts that fell due on an earlier date and cannot be paid by virtue of an Inconvertibility Event but in respect of which the Borrower has previously already paid the required amount into the relevant Escrow Account regardless of any intermediate rate variation.

(c) For the avoidance of doubt:

(i)	neither the existence of an Inconvertibility Event nor any provision of this Section 2.16 shall in any way modify, vary or constitute a defense to, the obligations of the Borrower to make payments in Dollars in full when due and payable under the Transaction Documents in the required place of payment whether or not the Borrower is subject to any Inconvertibility Event and payment to the Escrow Account shall not constitute payment for these purposes; and

(ii)	if whilst an Inconvertibility Event is continuing, any Authority of the Country having the power to regulate foreign exchange permits an Affected Senior Lender holding funds in an Escrow Account to convert RMB into, and/or transfer, Convertible Currencies outside the Country then such Affected Senior Lender shall be entitled to receive and convert and/or transfer its pro rata share of funds held in such Escrow Account and the provisions of Section 2.16(a) shall apply thereto and, for the avoidance of doubt, any shortfall remaining after transfer and/or conversion shall remain due and owing from the Borrower.

(d) Any amount remitted by a Senior Lender to another Senior Lender pursuant to the Intercreditor and Security Sharing Agreement, shall be treated as having been paid by the Borrower to such other Senior Lender in accordance with the terms of this Agreement. On such distribution by a Senior Lender of a payment received by that Senior Lender from the Borrower, as between such Senior Lender and the Borrower an amount equal to the amount received by such Senior Lender and distributed to the other Senior Lender will be treated as not having been paid by the Borrower.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The Borrower represents and warrants that:

(a) Organization and Authority. The Borrower is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document to which it is a party, not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b) Validity. Each Transaction Document to which the Borrower or the Guarantor is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms, and none of the agreements listed in Section 4.01(a) (Transaction Documents) has been, or will be, amended or modified except as permitted under this Agreement;

(c) No Conflict. Neither the making of any Transaction Document to which the Borrower or the Guarantor is a party nor (when all the Authorizations referred to in Section 4.01(c) (Authorizations) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the terms or provisions of such Person’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d) Status of Authorizations. To the best of the Borrower’s knowledge after due inquiry, the Authorizations specified in Annex B are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business or Authorizations that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect) needed by the Borrower to conduct its business, carry out the Transaction and the Project and comply with its obligations under this Agreement and each of the other Transaction Documents to which it is a party and those Authorizations have all been obtained and are in full force and effect;

(e) No Amendments to Charter. The Charter of the Borrower has not been amended;

(f) No Immunity. Neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any Transaction Document;

(g) Disclosure. All information relating to the Borrower, the Transaction and the Project was and continues to be true and accurate and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h) Financial Condition. Since December 31, 2011, the Borrower has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(i) Financial Statements. The Consolidated and unconsolidated financial statements of the Borrower for the period ending on December 31, 2011:

(i)	have been prepared in accordance with the Accounting Standards, and present fairly the financial condition of the Borrower as of the date as of which they were prepared and the results of the operations of the Borrower during the period then ended;

(ii)	disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

(j) Employee Benefit Plans. The Borrower is in compliance in all material respects with its obligations relating to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any liabilities with respect to any such employee benefit plans;

(k) Title to Assets; Permitted Liens and Investments. (i) The Borrower has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the DEG Security, and (ii) all Investments of the Borrower are set forth in Annex C;

(l) DEG Security. The provisions of the Security Documents are effective to create, in favor of DEG, legal, valid and enforceable Liens on or in all of the DEG Security; and upon completion of all requirements set forth in Section 3.01 (Approvals) and Section 3.02 (Registrations) of the Equity Pledge shall constitute perfected Liens on the DEG Security with the priority specified in the Security Documents;

(m) Financial Debt. Annex D sets forth all Financial Debt of the Borrower, and there exists no outstanding default thereunder;

(n) Taxes. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest, other than those that are being contested in good faith and the Borrower shall have made adequate reserves;

(o) Litigation. The Borrower is neither engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could be expected to have a Material Adverse Effect;

(p) Compliance with Law.

(i)	To the best of its knowledge and belief, after due inquiry, the Borrower is not in violation of any applicable law, statute or regulation of any Authority in connection with the conduct of its respective business or ownership of its respective property; and

(ii)	No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect:

(q) Environmental Matters.

(i)	To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the Action Plan;

(ii)	Neither the Borrower nor Beijing United Family Health One has received nor is it or Beijing United Family Health One aware of (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person, in either case, concerning the Project and/or its Operations’ failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material and adverse impact on the implementation or operation of its Operations in accordance with the Performance Standards;

(r) Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Borrower, which could reasonably be expected to have a Material Adverse Effect;

(s) Use of Proceeds. The proceeds of the Loan shall be utilized solely in connection with the Transaction (including the immediate payment of certain Intercompany Payables as set forth in Annex J for payment from the Disbursement) and the Project;

(t) Sanctionable Practices. Neither the Borrower, nor the Guarantor, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective Operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

(u) UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(v) Intercompany Payables. The Intercompany Payables, including the Subordinated Intercompany Payables and the Insurance Payables, set forth in Annex J are the only Liabilities owed by the Borrower to its Affiliates; and

(w) No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

Section 3.02. DEG Reliance. The Borrower acknowledges that it makes the representations and warranties set out in Section 3.01 (Representations and Warranties) with the intention of inducing DEG to enter into this Agreement and the other DEG Financing Documents and that DEG enters into this Agreement and the other DEG Financing Documents on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. Conditions of First Disbursement The obligation of DEG to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

(a) Transaction Documents. The Transaction Documents, each in form and substance satisfactory to DEG, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and DEG has received a copy of each of those agreements to which it is not a party;

(b) Certificate of Incumbency and Authority. DEG has received a Certificate of Incumbency and Authority from each of the Borrower and the Guarantor, dated the date of the first Disbursement, together with copies of the Charter, by-laws, resolutions and powers of attorney referred to in such Certificate of Incumbency and Authority, and all of the foregoing shall be in form and substance satisfactory to DEG;

(c) Authorizations. The Borrower has obtained, and provided to DEG copies of, all Authorizations listed in Annex B, and such other Authorizations that may become necessary for:

(i)	the Loan;

(ii)	the Transaction, the Project and the implementation of the Financial Plan;

(iii)	the due execution, delivery, validity and enforceability of, and performance by each of the Borrower and the Guarantor of its respective obligations under, this Agreement and the other Transaction Documents to which it is a party, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(iv)	the remittance to DEG or its assigns in Dollars of all monies payable with respect to the DEG Financing Documents;

and all those Authorizations are in full force and effect;

(d) Legal Opinions. DEG has received a legal opinion or opinions in form and substance satisfactory to DEG, of DEG’s counsel in the Country and in New York, USA;

(e) CFO’s Certificate. DEG has received a certification from the Borrower’s chief financial officer (“CFO”) confirming that, as at a date within 60 days prior to the date of first Disbursement, the Borrower is in compliance with the provisions of Section 5.01(c) (Accounting and Financial Management) and containing a brief description of the systems and records in place;

(f) Insurance. DEG has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex F prior to the date of first Disbursement, and a certification of the Borrower’s and its Subsidiaries’ insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(g) Fees. DEG has received the fees which Section 2.07 (Fees) requires to be paid before the date of the first Disbursement;

(h) Legal Fees and Expenses. DEG has received the reimbursement of all invoiced fees and expenses of DEG’s counsel as provided in Section 2.15(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel, in each case, to the extent an invoice approved by DEG has been submitted to the Borrower at least 5 days prior to the Disbursement;

(i) Authorization of Auditors. DEG has received a copy of the authorization to the Auditors referred to in Section 5.01(f) (Authorization to Auditors);

(j) Solvency. DEG has received a solvency certificate in the form of Schedule 4 from the chief financial officer of the Borrower;

(k) Appointment of Agent. The Borrower has delivered to DEG evidence, substantially in the form of Schedule 5, of appointment of an agent for service of process pursuant to Section 7.05 (Enforcement);

(l) Environmental Matters. The Borrower has (i) delivered to DEG evidence that the design and construction of the hospital of the Borrower located at No. 2 Jiangtai Road, Chaoyang District, Beijing, PRC, has been carried out in compliance with an international fire safety code such as NFPA101 and meets all local fire safety regulations, (ii) updated DEG on its implementation of an S&E Management System, and (iii) updated DEG on the implementation and certification of its integrated management system for environmental, health and safety, life and fire safety and social issues at its new facilities to the Joint Commission International Accreditation (JCIA) standard;

(m) Evidence of Project Expenditure. The Borrower has delivered to DEG a certificate from the CFO certifying that not less than $38,600,000 has been incurred by the Borrower on the Project costs specified in Annex A; and

(n) Financial Statements. The Borrower has delivered to DEG one (1) copy of the Borrower’s most recent unaudited complete financial statements for the preceding four quarters prepared on a Consolidated Basis, in accordance with the Accounting Standards, certified by the Borrower’s chief financial officer.

Section 4.02. Conditions of All Disbursements. The obligation of DEG to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

(a) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(b) Use of Proceeds. The proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purposes described in Section 3.01(s) (Use of Proceeds), or will be needed for that purpose within 1 month of that date;

(c) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d) No Material Loss or Liability. Since the date of this Agreement the Borrower and its Subsidiaries have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants);

(e) Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01(c) (No Conflict), without the words in parentheses);

(f) Legal Opinions. DEG has received a legal opinion or opinions in form and substance satisfactory to DEG, of DEG’s counsel in the Country with respect to any matters relating to that Disbursement;

(g) No Violations. After giving effect to that Disbursement, the Borrower and the Guarantor would not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which it is a party (including this Agreement) or by which it is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly limiting or otherwise its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(h) Financial Ratios. (Without limiting the generality of Section 4.02(g)), after taking into account the amount of that Disbursement and any other Long-term Debt incurred by the Borrower and of any amounts of Tangible Net Worth paid into the Borrower after the date of the latest financial statements of the Borrower delivered to DEG pursuant to Section 5.03(a) (Quarterly Financial Statements and Reports), the Borrower and its Subsidiaries are in compliance with their obligations under Section 5.01(n) (Financial Ratios);

(i) Pro Rata Disbursement. The Disbursement is made pro rata with the disbursement of each of the loans provided for in the IFC Loan Agreement and DEG has received confirmation from IFC that IFC has made a Disbursement;

(j) Legal Fees and Expenses. DEG has received the reimbursement of all invoiced fees and expenses of DEG’s counsel as provided in Section 2.15(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel, in each case, to the extent an invoice approved by DEG has been submitted to the Borrower at least 5 days prior to the Disbursement; and

(k) Action Plan. The Borrower and its Subsidiaries are in compliance with the environmental and social requirements as stipulated in the Action Plan.

Section 4.03. Borrower’s Certification. The Borrower shall deliver to DEG with respect to each request for Disbursement:

(a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 4.02 (Conditions of All Disbursements) (other than the condition in Section 4.02(g)) expressed to be effective as of the date of that Disbursement, and

(b) such evidence as DEG may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 4.04. Conditions for DEG Benefit. The conditions in Section 4.01 (Conditions of First Disbursement) through Section 4.03 (Borrower’s Certification) are for the benefit of DEG and may be waived only by DEG in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01. Affirmative Covenants. Unless DEG otherwise agrees in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

(a) Corporate Existence; Conduct of Business. Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations with due diligence and efficiency and in accordance with sound industry, financial and business practices;

(b) Use of Proceeds; Compliance with Law. Apply the proceeds of the Loan exclusively as set forth in Section 3.01(s) (Use of Proceeds), comply in all material respects (or, in the case of Applicable S&E Law, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls);

(c) Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and its Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d) Taxes. Pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(e) Auditors. Appoint and maintain at all times a firm of recognized independent public accountants acceptable to DEG as auditors of the Borrower, provided that Reanda Certified Public Accountants Co., Ltd. and its affiliates, or any other Chinese accounting firm of similar reputation, shall be deemed acceptable to DEG;

(f) Authorization to Auditors. Irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with DEG at any time regarding the Borrower’s financial statements (both audited and unaudited), and provide to DEG a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to DEG;

(g) Access. Upon DEG’s request and with reasonable prior notice to the Borrower, permit representatives of DEG, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;

(ii)	inspect any sites, facilities, plants and equipment of the Project, the Borrower and any of its Subsidiaries;

(iii)	have access to the books of account and all records of the Borrower and any of its Subsidiaries; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Borrower and any of its Subsidiaries who have or may have knowledge of matters with respect to which DEG seeks information;

provided that all communications from DEG or their representatives shall be directed through Roberta Lipson (or the then Chief Executive Officer), Lawrence Pemble (or the then Chief Operating Officer), Robert Low (or the then Chief Financial Officer) or another person designated by them and notwithstanding the foregoing, no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing;

(h) Environmental Matters. Undertake its respective Operations in compliance with (i) the Action Plan and (ii) the applicable requirements of the Performance Standards;

(i) Review of Annual Monitoring Report. Periodically review the form of the Annual Monitoring Report and advise DEG as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s or its Subsidiaries’ Operations, or in light of environmental or social risks identified by the Borrower’s S&E Management System; and revise the form as agreed with DEG;

(j) S&E Management System. Use all commercially reasonable efforts to ensure the continuing implementation and operation of the S&E Management System to assess and manage the social and environmental performance of the Borrower’s Operations in a manner consistent with the Performance Standards, including the involvement of a senior officer of the Borrower and maintaining the Joint Commission International Accreditation (JCIA) standard;

(k) Authorizations.

(i)	obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the Transaction Documents (other than Authorizations that the failure to obtain is not, in the opinion of DEG at any time, expected to result and does not result in a Material Adverse Effect); and

(ii)	comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations;

(l) Security; Further Assurances. From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by DEG for perfecting or maintaining in full force and effect the DEG Security or for re-registering the DEG Security or otherwise and, if necessary, create and perfect additional Security, to enable the Borrower and its Subsidiaries to comply with their respective obligations under the DEG Financing Documents;

(m) Pension Plans. Comply with all requirements relating to any pension or employee benefit plans;

(n) Financial Ratios. With respect to the Borrower and its Subsidiaries, maintain at all times the following financial ratios (“Financial Ratios”), on a Consolidated Basis, in the respective Financial Years:

Financial Ratio	2013	2014	2015 and thereafter
Current Ratio of at least:	1.0	1.1	1.2
Liabilities to Tangible Net Worth Ratio of not more than:	2.1	1.7	1.2
Financial Debt to EBITDA Ratio of not more than:	3.0	3.0	3.0

(o) Insurance. With respect to the Borrower and its Subsidiaries, maintain insurance coverage for their respective business and assets, as specified in Annex F;

(p) Service Fees. All payment of Service Fees shall be made in accordance with the Service Fee Contract and this Agreement; and

(q) Perfection of Security. The DEG Security shall be created and the Borrower shall comply with all requirements set forth in Section 3.01 (Approvals) and Section 3.02 (Registrations) of the Equity Pledge for the perfection of the DEG Security as a first ranking security interest in all assets and rights subject to the Security Documents within 9 months of the date of this Agreement.

Section 5.02. Negative Covenants. Unless DEG otherwise agrees in writing, the Borrower shall not, and shall cause each of its Subsidiaries not to:

(a) Restricted Payments. Declare or pay any Restricted Payment or pay any Service Fee, except that:

(i)	any Subsidiary of the Borrower may declare and pay cash Restricted Payments to the Borrower or to any wholly-owned Subsidiary of the Borrower;

(ii)	any partially-owned Subsidiary may declare and pay cash Restricted Payments to its stockholders, provided that the Borrower and its Subsidiaries must receive at least their proportionate share of any Restricted Payments paid by such Subsidiary;

(iii)	the Borrower may declare and pay cash dividends required to be paid under applicable law;

(iv)	the Borrower may declare and pay in cash Restricted Payments if, after giving effect to the payment of such Restricted Payment (A) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, (B) the Borrower is in compliance with all financial ratios that shall be applicable for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios) on a Pro Forma Basis, (C) such Restricted Payment is made out of retained earnings, and (D) the Borrower delivers to DEG a certification substantially in the form of Schedule 7;

(v)	the Borrower may pay in cash Service Fees if, after giving effect to the payment of such Service Fee (A) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, provided that if such Potential Event of Default (but not Event of Default) results from a breach of any financial ratio set forth in Section 5.01(n) (Financial Ratios), such payment shall not be restricted unless such failure continues for a period in excess of 6 months (without prejudice to DEG’s right to declare an Event of Default as a result of such Potential Event of Default), and (B) such payments are otherwise made under and strictly in accordance with the Service Fee Contract.

(b) Capital Expenditures. Other than the Project, incur expenditures or commitments for expenditures for fixed or other non-current assets except that after December 31, 2012 such capital expenditures may be made if after giving effect to such expenditures the Prospective Debt Service and Capital Expenditure Coverage Ratio based on the most recent Consolidated financial statements of the Borrower is not less than 1.0;

(c) Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except:

(i)	the Loan;

(ii)	additional Financial Debt specified in the Financial Plan;

(iii)	subordinated Financial Debt (including shareholders’ loans) on terms acceptable to DEG and as set out in Annex K;

(iv)	existing Financial Debt, without giving effect to any extensions or renewal thereof, as set out in Annex D; or

(v)	additional Financial Debt of the Borrower if after giving effect to the incurrence thereof (A) no Potential Event of Default or Event of Default shall be continuing; and (B) the Borrower is in compliance with all financial ratios that shall apply for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios);

(d) Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind, except (i) Financial Leases, and then only to the extent permitted under the other provisions of this Section 5.02 and (ii) otherwise only to the extent the aggregate payments under all such agreements or arrangements do not exceed RMB22,000,000 in any Financial Year;

(e) Derivative Transactions. Enter into any Derivative Transaction other than any derivative transaction which is in the ordinary course of business and which is not speculative in nature and is intended solely to hedge interest rate or currency risk related to existing or future liabilities or assets of the Borrower, or assume the obligations of any party to any Derivative Transaction;

(f) Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;

(g) Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):

(i)	the DEG Security and the IFC Security;

(ii)	the naming of the Senior Lenders as loss payee or other named insured under the Borrower’s insurance policies;

(iii)	Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex G, without giving effect to any extensions or renewal thereof;

(iv)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material asset(s), title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Transaction, the Project or the carrying on of the business or Operations of the Borrower and its Subsidiaries; and

(B)	the Borrower has set aside adequate reserves (such reserves to be reasonably determined by the Borrower in accordance with applicable accounting principles) sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings; and

(v)	Liens over assets acquired after the date of this Agreement provided at all times the net book value of unencumbered assets of the Borrower is at least 150% of the aggregate outstanding amounts of the Loan and the IFC Loan;

(h) Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(i) Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency, other than group purchase agreements with the Guarantor and/or its Subsidiaries, for a material portion of its purchases or sales;

(j) Profit Sharing Arrangements. Enter into any partnership, profit sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(k) Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than the Service Fee Contract with the Guarantor (which restriction, however, is not intended to prevent the Borrower from outsourcing departmental functions which are common practice for the type of business carried out by the Borrower);

(l) Permitted Investments. Make or permit to exist loans (other than certain Intercompany Payables specified in Annex J) or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (“Investments”) other than (A) short-term marketable securities acquired solely to give temporary employment to its idle funds, and (B) any loans or advances made for the set-up, development and construction costs of any new “United Family” branded feeder clinic in Beijing through the VIE Arrangements, provided that (i) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, (ii) the Borrower is in compliance with all financial ratios that shall apply for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios), and (iii) the aggregate amount of any such new loans and advances made in each Financial Year shall not be more than $3,000,000;

(m) Subsidiaries: Form or have any Subsidiary;

(n) Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any Transaction Document (other than the Intercreditor and Security Sharing Agreement); (ii) its Financial Year; or (iii) the nature or scope of the Project or change the nature of its present or contemplated business or Operations;

(o) Asset Sales. Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory sold in the ordinary course of business, whether in a single transaction or in a series of transactions, related or otherwise;

(p) Merger, Consolidation, Etc. Undertake or permit any merger, spin-off, consolidation or reorganization;

(q) Amendments, Waivers, Etc. of Material Agreements. Terminate, amend or grant any waiver or consent with respect to any provision of:

(i)	any Transaction Document in any material respect; or

(ii)	any agreement or other instrument evidencing or relating to Financial Debt to the extent such termination, amendment, waiver or consent would (A) increase the principal amount of any Financial Debt owed by the Borrower under the relevant agreement or increase the amount of any of the Financial Debt or other extensions of credit committed to be made to the Borrower under such agreement except as permitted under Section 5.02(c); (B) increase the interest rate or default interest rate payable thereunder; or (C) reduce the tenor of any or all of the payments of principal thereunder;

(r) Prepayment of Long-term Debt. Make any voluntary, optional or mandatory prepayment of or repurchase or reacquire for value any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless (i) such Long-term Debt is refinanced by using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced, or (ii) the Borrower gives DEG at least 30 days’ advance notice of its intention to make the proposed prepayment and, if DEG so requires, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.06 (Prepayment) except that there shall be no minimum amount or advance notice period for that prepayment;

(s) Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto; or engage in any business or own any significant assets or have any material liabilities relating to any Prohibited Activity as specified in Annex H;

(t) Winding Up, Liquidation, Merger or Consolidation. Wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture or transaction of merger or consolidation, except that any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any wholly-owned Subsidiary of the Borrower, so long as (A) the Borrower or such Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (B) any security interests granted to DEG pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(u) Asset Purchases. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that expenditures for fixed or other non-current assets by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 5.02(b) (Capital Expenditures);

(v) Sale-Leaseback Transaction. Enter into any sale-leaseback transaction;

(w) Use of Proceeds. Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(x) UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(y) Sanctionable Practices. Engage in (and neither the Borrower nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should DEG notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(t) (Sanctionable Practices) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with DEG and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from DEG, and shall furnish documentary support for such response upon DEG’s request;

(z) Payable to Group Companies. Other than the Insurance Payables and the payments required to be made under Section 5.01(b) (Use of Proceeds; Compliance with Law) from the Disbursement, make any payment or allow any set-off in respect of any other Intercompany Payable (whether created before or after the date of this Agreement) unless (x) no Potential Event of Default or Event of Default is continuing or would result therefrom, and (y) the Borrower is in compliance with all financial ratios that shall apply as set forth in Section 5.01(n) (Financial Ratios) after taking into account the payments; and

(aa) Prohibited Activities. Engage in any of the activities specified in Annex H.

Section 5.03. Reporting Requirements. Unless DEG otherwise agrees, the Borrower shall:

(a) Quarterly Financial Statements and Reports. As soon as available but in any event within 60 days after the end of each quarter of each Financial Year, deliver to DEG:

(i)	one (1) copy of the Borrower’s unaudited complete financial statements for such quarter prepared on a Consolidated Basis, in accordance with the Accounting Standards, certified by the Borrower’s chief financial officer;

(ii)	a report by the Borrower on its Operations during that quarter, substantially in the form of, and addressing the topics listed in, Schedule 8, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

(iii)	a statement of all material transactions during that quarter between the Borrower and each of its Affiliates, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements.

(iv)	a report signed by the Borrower’s chief executive officer and chief financial officer, concerning compliance with the financial covenants in this Agreement;

(b) Annual Financial Statements and Reports. As soon as available but in any event within 120 days after the end of each Financial Year, deliver to DEG (together with translations in English):

(i)	1 copy of its and each of its Subsidiaries’ complete and audited financial statements (including consolidating financial statements with respect to its Subsidiaries) for that Financial Year (which are in agreement with its books of account and prepared, on a Consolidated Basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors, all in form satisfactory to DEG;

(ii)	a management letter from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrower’s financial control procedures, accounting systems and management information system, and for the management letter from the Auditors for Financial Year 2013, a confirmation by the Auditors that not less than $38,600,000 has been incurred by the Borrower on the Project costs specified in Annex A;

(iii)	a report by the Auditors certifying that, on the basis of its financial statements:

(A)	the Borrower was in compliance with the covenants in Section 5.01(n) (Financial Ratios); and

(B)	the Auditors are not aware of any non-compliance by the Borrower with the other covenants in Section 5.02 (Negative Covenants);

and, where applicable, detailing any non-compliance; and

(iv)	a report by the Borrower on its operations during that Financial Year, substantially in the form of, and addressing the topics listed in, Schedule 8;

(v)	a capital and operating budget for the then-current Financial Year; and

(vi)	a statement by the Borrower of all transactions between the Borrower and/or its Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, and a certification by the Borrower’s and/or its Subsidiaries’ chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(c) Management Letters. Deliver to DEG, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii);

(d) Annual Monitoring Report. Within 90 days after the end of each Financial Year, deliver to DEG the Annual Monitoring Report (i) confirming compliance by the Borrower and/or the relevant Subsidiary with the social and environmental covenants set forth in Sections 5.01 (Affirmative Covenants) and 5.02 (Negative Covenants) and Applicable S&E Law or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency; and (ii) including such information as DEG shall reasonably require in order to measure the ongoing development results of the relevant Operations of the Borrower and any Subsidiary against the indicators specified therein. In case the Borrower fails to deliver the Annual Monitoring Report when due or does not complete the Annual Monitoring Report to DEG’s reasonable satisfaction, and such non-delivery or failure, as applicable, shall continue unremedied for a period of 30 days after Borrower receives written notice thereof from DEG, then DEG may take measures to obtain an Annual Environmental and Social Monitoring Report. This report may, at the choice of DEG, be issued by an external social and environmental advisor or DEG’s internal social and environmental department. In such event the Borrower shall reimburse DEG for all reasonable costs incurred in connection with the exercise by DEG of such right under this Article;

(e) Notice of Accidents, Etc. Within 10 days after its occurrence, notify DEG of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Transaction, the Project or on carrying on of Operations by the Borrower and/or any Subsidiary in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower and/or the relevant Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep DEG informed of the on-going implementation of those measures and plans, in each case, if and to the extent permitted by applicable law.

(f) Shareholder Matters. Give notice to DEG, concurrently with the Borrower’s notification to its shareholders, of any board meeting of its directors, such notice to include the agenda of the meeting; and, as soon as available, deliver to DEG two copies of:

(i)	all notices, reports and other communications of the Borrower to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all shareholders’ meetings;

(g) Changes to Business; Material Adverse Effect. Promptly notify DEG of any proposed change in the business or operations of the Borrower or any of its Subsidiaries and of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(h) Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or could reasonably be expected to have, a Material Adverse Effect, notify DEG by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower and/or the relevant Subsidiary is taking or proposes to take with respect thereto;

(i) Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify DEG by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(j) Insurance. Provide to DEG, in a timely manner, the insurance policies and other information referred to in Section 5.04(d) (Reporting Requirements); and

(k) Other Information. Promptly provide to DEG such other information as DEG from time to time reasonably requests about the Borrower, any of its Subsidiaries, their respective assets and Operations and the Project.

Section 5.04. Insurance.

(a) Insurance Requirements and Borrower’s Undertakings. Unless DEG otherwise agrees, the Borrower shall, and shall cause its Subsidiaries to:

(i)	insure and keep insured, with financially sound and reputable insurers, all their respective assets and businesses in a manner and with amounts and deductibles as set forth in Annex F and otherwise as required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower and/or any Subsidiary under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(v)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s and/or any Subsidiaries’, or, where DEG is a loss payee or an additional named insured, DEG’s right to claim or recover under any insurance policy; and

(vi)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

provided always that if at any time and for any reason any insurance required to be maintained hereunder shall not be in full force and effect, then DEG shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure such insurance at the expense of the Borrower and to take all such steps to minimize hazard as DEG may consider expedient or necessary.

(b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to DEG, and shall contain certain provisions to the effect that:

(i)	no policy can expire nor can it be canceled or suspended by the Borrower and/or any Subsidiary or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless DEG and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower and/or any Subsidiary receive at least thirty (30) days notice (or such lesser period as DEG may agree in respect of cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	DEG is named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv)	on every insurance policy on the Borrower and each Subsidiary’s assets which are the subject of the DEG Security and for business interruption, DEG is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of one million Dollars ($1,000,000) or more.

(c) Application of Proceeds

(i)	At its discretion, DEG may remit the proceeds of any insurance paid to it to the Borrower and each Subsidiary to repair or replace the relevant damaged assets or may apply such proceeds towards any amount payable to DEG under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 2.06 (Prepayment); provided that there shall be no minimum amount or notice period or prepayment premium for any such prepayment.

(ii)	The Borrower or the relevant Subsidiary shall use any insurance proceeds it receives (whether from DEG or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

(d) Reporting Requirements Unless DEG otherwise agrees, the Borrower shall and shall cause each Subsidiary to provide to DEG the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower or the relevant Subsidiary to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower and each Subsidiary, a copy of that policy incorporating any loss payee provisions or additional named insured provisions required under Section 5.04 (b) (ii) and Section 5.04 (b) (iv) (unless that policy has already been provided to DEG pursuant to Section 5.01 (i));

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming DEG as loss payee or additional named insured, as applicable, remain in effect;

(iv)	such evidence of premium payment as DEG may from time to time request; and

(v)	any other information or documents on each insurance policy as DEG requests from time to time.

ARTICLE VI

Events of Default

Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), DEG may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, and any other amounts then payable under this Agreement and the other DEG Financing Documents. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a) Failure to Pay Principal or Interest. (i) The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of 5 days; or (ii) the Guarantor fails to pay when due any amounts payable under the Guarantee Agreement and such failure continues for a period of 5 days;

(b) Failure to Pay Other DEG Loans. The Borrower or any of its Affiliates fails to pay when due any part of the principal of, or interest on, any loan from DEG other than the Loan and any such failure continues for the relevant grace period provided for in the agreement providing for that loan;

(c) Failure to Comply with Obligations. The Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document to which it is a party (other than those referred to in clauses (a) or (b) of this Section 6.02), and any such failure continues for a period of 30 days after the date on which DEG notifies the Borrower of that failure;

(d) Failure by Other Parties to Comply with Obligations. Any party to a DEG Financing Document (other than DEG or IFC) fails to observe or perform any of its material obligations under that DEG Financing Document (other than those referred to in clauses (a), (b) or (c) of this Section 6.02), and any such failure continues for a period of 30 days after the date on which DEG notifies the Borrower of that failure;

(e) Misrepresentation. Any representation or warranty made in (i) Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or (ii) any other Transaction Document, by any of the Borrower, the Guarantor, Beijing United Health One or CHH is incorrect in any material respect;

(f) Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the assets of the Borrower, or of the Guarantor of any of their respective share capital, or assumes custody or control of the assets or of the business or operations of the Borrower or of the Guarantor or of any of their respective share capital, or takes any action for the dissolution or disestablishment of the Borrower or of the Guarantor or any action that would prevent the Borrower or the Guarantor or their respective officers from carrying on all or a substantial part of their respective business or Operations;

(g) Involuntary Proceedings. A decree or order by a court is entered against the Borrower or the Guarantor:

(i)	adjudging the Borrower or the Guarantor bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or the Guarantor under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or the Guarantor or of any substantial part of any of their respective property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 30 days;

(h) Voluntary Proceedings. The Borrower or the Guarantor:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or the Guarantor or of any substantial part of any of their respective property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower or any of its Subsidiaries or the Guarantor for an amount in excess of the equivalent of $2,000,000 and is not discharged within 45 days;

(j) Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(g) through Section 6.02(i);

(k) Cross-Default. (i) The Borrower fails to pay any of its Liabilities that (together with all other unpaid Liabilities) exceed $500,000 or its equivalent (other than the Loan or any other loan from DEG to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability that (together with all other unpaid Liabilities) exceed $500,000 or its equivalent, and any such failure continues for more than any applicable grace period or any such Liability becomes prematurely due and payable or is placed on demand; or (ii) the Guarantor fails to pay any of its Liabilities that (together with all other unpaid Liabilities) exceed $1,000,000 or its equivalent (other than the Loan or any other loan from DEG to the Guarantor) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability that (together with all other unpaid Liabilities) exceed $1,000,000 or its equivalent, and any such failure continues for more than any applicable grace period or any such Liability becomes prematurely due and payable or is placed on demand;

(l) Failure to Maintain Authorizations. Any Authorization (other than Authorizations that the failure to obtain is not, in the opinion of DEG at any time, expected to result and does not result in a Material Adverse Effect) necessary for the Borrower or the Guarantor to perform and observe its obligations under any Transaction Document, or to carry out the Transaction, the Project or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to DEG or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within 30 days of notice by DEG to the Borrower requiring that restoration or reinstatement;

(m) Revocation, Etc. of Security Documents. Any Security Document or any of its material provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of DEG;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated and any such repudiation continues for a period of 30 days during which period such repudiation has no effect;

(n) Revocation Etc. of Transaction Documents. Any Transaction Document (other than a Security Document) or any of its material provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of DEG, and that event, if capable of being remedied, is not remedied to the satisfaction of DEG within 30 days of DEG’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated and such repudiation is not withdrawn within 30 days of DEG’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation becomes effective;

(o) Non-Performance of Project Documents. Any of the Project Documents:

(i)	is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of DEG, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated by any party to it;

(p) Judgments. A final judgment, order or arbitral award for the payment of money in excess of the equivalent of $500,000 is rendered against the Borrower, any of its Subsidiaries or the Guarantor or any of their respective properties and that judgment, order or arbitral award continues to be unsatisfied for a period of 30 consecutive days;

(q) Employee Benefit Plans. Any employee benefit plan of the Borrower or its Subsidiaries shall at any time fail to satisfy the minimum funding requirement established by applicable law, and such failure could reasonably be expected to have a Material Adverse Effect;

(r) Change of Control. A Change of Control shall have occurred.

Section 6.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights.

(a) The rights and remedies of DEG in relation to any misrepresentation or breach of warranty on the part of the Borrower or any other Person shall not be prejudiced by any investigation by or on behalf of DEG into the affairs of the Borrower or any other Person, by the execution or the performance of this Agreement, any other DEG Financing Document or by any other act or thing which may be done by or on behalf of DEG in connection with this Agreement, any other DEG Financing Document and which might prejudice such rights or remedies.

(b) No course of dealing or waiver by DEG in connection with any condition of Disbursement of the Loan under this Agreement or any other DEG Financing Document shall impair any right, power or remedy of DEG with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of DEG with respect to any Disbursement affect or impair any right, power or remedy of DEG with respect to any other Disbursement.

(c) Unless otherwise notified to the Borrower by DEG and without prejudice to the generality of Section 7.01(b), the right of DEG to require compliance with any condition under this Agreement or any other DEG Financing Document that may be waived by DEG with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no failure or delay by DEG in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other DEG Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other DEG Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of DEG with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of DEG with respect to any other default.

Section 7.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(h) (Litigation, Etc.) and Section 5.03(i) (Default) and Section 7.05 (Enforcement), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Chindex International, Inc.

4340 East West Highway, Suite 1100

Bethesda, Maryland 20814

Attention:	Roberta Lipson, CEO
Lawrence Pemble, COO Robert Low, CFO
Facsimile:	301-215-7719
502-427-0409

With a copy sent by e-mail to the attention of Roberta Lipson, CEO, and Lawrence Pemble, COO and Robert Low, CFO, at:

E-mail addresses: rlipson@chindex.com; lpemble@chindex.com and robert.low@chindex.com

For DEG:

DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Federal Republic of Germany

Attn: Asia Department

Telefax: + 49-221- 4986-1176

With an electronic copy (in the case of all reports and notices to be given under Section 5.03 (Reporting Requirements)) sent to the attention of the Department Asia, at:

Tian.xia@deginvest.de

Section 7.03. English Language.

(a) All documents to be provided or communications to be given or made under this Agreement or any other DEG Financing Document shall be in the English language.

(b) To the extent that the original version of any document to be provided, or communication to be given or made, to DEG under this Agreement or any other DEG Financing Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. DEG may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. DEG may deem any such English translation to be the governing version between the Borrower and DEG.

Section 7.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. Enforcement.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of DEG, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c) Nothing in this Agreement shall affect the right of DEG to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d) The Borrower hereby irrevocably designates, appoints and empowers Law Debenture, with offices currently located at 400 Madison Avenue, Suite 4D, New York, New York 10017, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding DEG may bring in the State of New York in respect of this Agreement.

(e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding DEG may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep DEG advised of the identity and location of such agent.

(f) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, DEG shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g) Service in the manner provided in Sections 7.05 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(h) The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by DEG in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by DEG.

(i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other DEG Financing Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j) The Borrower hereby acknowledges that DEG shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against DEG in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against DEG in any forum in which DEG is not entitled to immunity from a trial by jury.

(k) To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other DEG Financing Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring DEG in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, The Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.06. Disclosure of Information.

(a) DEG may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business, Operations or affairs of the Borrower to:

(i)	its outside counsel, auditors and rating agencies, and

(ii)	any other Person as DEG may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of DEG’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b) The Borrower is aware that DEG is a wholly-owned subsidiary of KfW and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are, among others, KfW, including KfW IPEX-Bank GmbH.

DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with this financing to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardised controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include: client data such as name, address; data regarding the acceptance and processing of loans as well as further relevant information on the client’s financial circumstances; client-related documents and data developed by DEG.

The client data and/or documents will be forwarded exclusively to KfW Bankengruppe and will not be disclosed to any person outside the KfW Bankengruppe. The members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law (“Bundesdatenschutzgesetz”) and the rules on banking secrecy.

(c) With reference to the above information under a) and b) the Borrower hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly releases DEG from banking secrecy rules, the provisions of the Federal Data Protection Law (“Bundesdatensschutzgesetz”) and any separately concluded confidentiality agreement.

(d) If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relative entity. The relative entity shall destroy or return the information disclosed to it.

(e) The disclosure by DEG may also be required or requested in order to fulfill legal, judicial or regulatory requirements. The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and DEG, a disclosure of information by DEG in the circumstances contemplated by Section 7.06 (a) and (b) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 7.07. Indemnification; No Consequential Damages. (a) The Borrower shall indemnify DEG and its officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Transaction Document or any other agreement or instrument contemplated thereby or the consummation of the Transaction, the Project or any other transactions contemplated hereby, (ii) the Loan or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b) To the maximum extent permitted by applicable law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof.

Section 7.08. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of DEG.

Section 7.09. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

By :	/s/ Roberta Lipson

Name:

Title:

Signature Page to the BUFH-DEG Loan Agreement

DEG - DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

By :	/s/ Josef Boven

Name:	Josef Boven

Title :	First Vice President

By :	/s/ Jochen Steinbuch

Name:	Jochen Steinbuch

Title :	Vice President Manufacturing Industry / Services

Signature Page to the BUFH-DEG Loan Agreement

ANNEX A

PROJECT COST AND FINANCING PLAN

Capital Expenditure	(million US$)%		Financing Plan	(million US$)%
Leasehold Improvement	20.5	50%	Debt	18.6	45%
New Equipment	10.5	25%	China Exim Loan	7.6	18%
Asset Transferred from Beijing United Health One	7.6	18%	IFC Loan	6	14%
Working Capital	2.8	7%	DEG Loan	5	12%
			Intercompany Payable	10.4	25%
			Subordinated Intercompany Payable	7.6	18%
			Other Intercompany Payable	2.8	7%
			Equity	12.4	30%
			Registered Capital	12.4	30%

Total	41.4	100%	Total	41.4	100%

A-1

ANNEX B

BORROWER/TRANSACTION AUTHORIZATIONS

(See Sections 3.01 (d) and 4.01 (c) of the Loan Agreement)

Section (1)	Authorizations Already Obtained

(a)	Approval reply (Jing Shang Wu Zi Zi [2010] No. 587) dated July 23, 2010 issued by Beijing Municipal Commission of Commerce (“Beijing MOFCOM”) approving the incorporation of the Borrower;

(b)	Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the People’s Republic of China (Shang Wai Zi Jing Zuo Zi [2010] No. 20088) issued by Beijing Municipal People’s Government on July 27, 2010;

(c)	Approval reply (Wei Yi Zheng Han [2012] No. 201) dated May 31, 2012 issued by the Ministry of Health;

(d)	Business License (No. 1281867) of the Borrower issued by Beijing Municipal Administration of Industry and Commerce (“Beijing SAIC”) on August 23, 2010, which evidences that the Borrower has passed the annual examination for 2011;

(e)	Medical Institution Operation Permit issued by Beijing Municipal Bureau of Health on December 19, 2011;

(f)	State & Local Tax Registration Certificate (Jing Shui Zheng Zi 11010555480297X) dated August 18, 2010;

(g)	Foreign Exchange Registration Card of the Borrower;

(h)	Customs Registration Certificate of the Borrower dated March 29, 2011 issued by Beijing Customs Service;

(i)	Financial Registration For Enterprises With Foreign Investment (Registration No. 1101058024) issued by the Bureau of Finance of Chaoyang District of Beijing on September 14, 2010;

(j)	Approval Reply for the Report of Environmental Impact of Beijing United Family Hospital Co., Ltd. (Chao Huan Bao Shen Zi [2011] No. 1176) issued by the Bureau of Environment Protection of Chaoyang;

ANNEX B

(k)	District of Beijing (“Chaoyang Environmental Protection Bureau”) on November 11, 2011 (the “Environmental Approval”);

(l)	Opinion on the Inspection and Acceptance of Fire Protection Facilities in Construction Project (Chao Gong Yan Xiao [2011] No. 1217) issued by the Fire Protection Unit of Chaoyang District of Beijing on July 4, 2011; and

(m)	Licenses dated July 28, 2010 by Chindex (Beijing) International Trade Co., Ltd. of three trademarks to the Borrower.

Section (2)	Authorizations to be Obtained Prior to First Disbursement

(a)	Unanimous board resolutions of the Borrower:

(i)	approving the Borrower to obtain the Loan;

(ii)	approving the Borrower to enter into each of the DEG Financing Documents to which it is a party;

(iii)	approving the transactions contemplated by the Equity Pledge;

(iv)	approving all of the transactions contemplated by each of the DEG Financing Documents to which the Borrower is a party;

(v)	authorizing a specified Person or Persons to execute the DEG Financing Documents to which the Borrower is a party on the Borrower’s behalf;

(vi)	authorizing a specified Person or persons to issue the Certificate of Incumbency and Authority; and

(vii)	approving or authorizing any other ancillary matters relating to the Loan and the Equity Pledge, each of the DEG Financing Documents to which the Borrower is a party or any other agreement or instrument contemplated thereby or any other transactions contemplated thereby;

(b)	Resolutions of the board of directors of CHH:

(i)	approving the terms of, and the transactions contemplated by, the Equity Pledge and CHH’s execution of the Equity Pledge;

ANNEX B

(ii)	authorizing a specified Person or Persons to execute the Equity Pledge; and

(iii)	authorizing a specified Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by CHH under or in connection with the Equity Pledge or to handle any other matters in connection with the perfection of the Equity Pledge;

(c)	Resolutions of the board of directors of the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the DEG Financing Documents to which the Guarantor is a party and the Guarantor’s execution of the Guarantee Agreement;

(ii)	authorizing a specified Person or Persons to execute the Guarantee Agreement and a Certificate of Incumbency and Authority on its behalf; and

(iii)	authorizing a specified Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by the Guarantor under or in connection with the Guarantee Agreement;

(d)	Foreign Debt Registration Certificate and Foreign Debt Registration Information Form issued by the State Administration of Foreign Exchange, Beijing Branch (“Beijing SAFE”) evidencing the Loan has been duly registered with Beijing SAFE;

(e)	Written confirmation from Bank of China Corporation, Beijing Branch (“BOC”) that the Borrower does not need to provide additional security in favor of BOC as a result of the Borrower’s entry into the Transaction Documents to which it is a party;

ANNEX B

(f)	Consent to the Inspection and Acceptance of the Environmental Protection Facilities of the Borrower issued by Chaoyang Environmental Protection Bureau as contemplated by the Environmental Approval; and

(g)	Consent of Beijing Electronic Science and Technology Vocational College to the sublease by Beijing Putian Hotel Management Co., Ltd. of certain hotel rooms of the Putian Hotel to the Borrower.

Section (3)	Authorizations to be Obtained no Later than the Date Falling Nine (9) Months of the Date of this Agreement

(a)	Approval reply issued by Beijing MOFCOM approving the Equity Pledge;

(b)	Written notice issued by Beijing SAIC evidencing the creation and registration of the Equity Pledge with Beijing SAIC; and

(c)	Shareholders Register of the Borrower showing that the Equity Pledge has been duly recorded in it.

ANNEX C

INVESTMENTS

None

C-1

ANNEX D

FINANCIAL DEBT

1.	The China Exim Loan Agreement in the principal amount of $7,577,307.

2.	The Subordinated Financial Debt as set forth on Annex K.

D-1

ANNEX E

SUBSIDIARIES

None

E-1

ANNEX F

INSURANCE REQUIREMENTS

(See Section 5.04 (a) of the Loan Agreement)

1.	CONSTRUCTION PHASE

a) Erection/Construction All Risks, based on full contract value and including:

i)	Strike, Riots & Civil Commotion

ii)	Debris Removal

iii)	Extra Expenses

iv)	Extended Maintenance Period

v)	Third Party Liability

b) Marine Cargo (including war)

2.	OPERATIONAL PHASE

a) Property All Risks incl. Machinery Breakdown, based on new replacement cost of assets

b) Business Interruption

c) Third Party Liability

d) Medical Malpractice

e) Professional Indemnity for medical training program (once this commences)

3.	AT ALL TIMES

a) All insurances required by applicable laws and regulations.

F-1

ANNEX G

EXISTING LIENS

1.	RMB28.4 million (as cash collateral to Bank of China for the China Exim Loan)

G-1

ANNEX H

PROHIBITED ACTIVITIES

Any activity, production, use, distribution, business or trade involving:

1.	Forced labor[1] or child labor[2].

2.	Activities or materials deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international phase-outs or bans, such as:

•	ozone depleting substances, PCB’s (Polychlorinated Biphenyls) and other specific, hazardous pharmaceuticals, pesticides/herbicides or chemicals;

•	wildlife or products regulated under the Convention on International Trade in Endangered Species or Wild Fauna and Flora (CITES); or

•	Unsustainable fishing methods (e.g., blast fishing and drift net fishing in the marine environment using nets in excess of 2.5 km in length).

3.	Cross-border trade in waste and waste products, unless compliant with the Basel Convention and the underlying regulations.

4.	Destruction[3] of High Conservation Value areas.

5.	Radioactive materials[4] and unbounded asbestos fibers.

6.	Pornography and/or prostitution.

7.	Racist and/or anti-democratic media.

8.	In the event that any of the following products form a substantial part of a company’s primary operations, or a financial institution, investment fund or company’s financed business activities[5]:

•	Alcoholic Beverages (except beer and wine);

•	Tobacco;

•	Weapons and munitions; or

•	Gambling, casinos and equivalent enterprises.

1	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.
2	Persons may only be employed if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.
3	Destruction means the (1) elimination or severe diminution of the integrity of an area caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the area’s ability to maintain its role is lost.
4	This does not apply to the purchase of medical equipment, quality control (measurement) equipment or any other equipment where the radioactive source is understood to be trivial and/or adequately shielded.
5	“Substantial” means more than 10 % of a financed institution’s/company’s consolidated balance sheet or earnings. For Financial Institutions, “Substantial” means more than 10% of a Financial Institution’s underlying portfolio volume.

H-1

ANNEX I

ANTI-CORRUPTION GUIDELINES

FOR DEG TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices,” “Collusive Practices” and “Obstructive Practices” in the context of DEG operations.

1.	CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.	KfW does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

ANNEX I

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of KfW.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a KfW entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by KfW. Frauds on other third parties are not condoned but are not specifically sanctioned in KfW operations. Similarly, other illegal behavior is not condoned, but will not be sanctioned as a Fraudulent Practice.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

ANNEX I

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a KfW investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of KfW’s access to contractually required information in connection with a KfW investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX J

INTERCOMPANY PAYABLES

Payable as of October 31, 2012	Amount (RMB)	Amount in US$	Settlement Terms
Beijing United Health One	48,760,241	7,739,721	To be subordinated as required in the Subordination Agreement
Shanghai United Family Hospital, Downtown Clinic and Beijing United Health One	69,300,000	11,000,000	Settlement by DEG/IFC Loans
Affiliates	13,891,213	2,204,954	Insurance Payable of which can be settled as needed
Beijing United Health One	17,703,491	2,810,078	Settlement is subject to Section 5.02(z) of this Agreement
Chindex International, Inc.[1]	3,944,913	626,177	Settled by internal cash generation

Total	153,599,858	24,380,930

[1]

The inclusion of the Service Fees payable to Chindex International, Inc. as of October 31, 2012 as a line-item in this Annex J of Intercompany Payables has been added as an accommodation to the parties. For the avoidance of doubt, the Service Fees are not an Intercompany Payable for purposes of all references and obligations in the Loan Agreement or any DEG Financing Document.

J-1

ANNEX K

SUBORDINATED FINANCIAL DEBT

The Subordinated Intercompany Payable

K-1

ANNEX L

Lease Agreements

Item	Description	Landlord	Rental/ Year (RMB)	Area (m2)
Office
	Building#1 rental	Beijing Industrial School of Posts and Telecommunications	5,740,000	4,831
	Building#2 rental	Beijing Radio Instrument No. 2 Factory	5,800,000	6,305
	Pu Tian rental	Beijing Pu Tian Hotel Co., Ltd	2,650,980	4,730

			¥14,190,980

Storage Room
	Storage room/110&210	Beijing Industrial School of Posts and Telecommunications	45,000	53
	Storage room/basement	Beijing Industrial School of Posts and Telecommunications	100,000	100
	Storage room	Beijing Youyi Storage & Transportation Co., Ltd.	43,800	150

			¥188,800

Dormitory
	Dormitory for 999 staff	Beijing Rongding Investment Co., Ltd.	87,360	22
	Dormitory for new graduates	Wang Lei	50,400	60

			¥137,760

Leasing Equipment Detail

Item	Description	Vendor	Rental/ Year (RMB)
Computer Leasing
	PC LEASE S042R&S041R	CIT Finance & Leasing Corporation	21,423
	PC LEASE S057	CIT Finance & Leasing Corporation	21,587
	PC LEASE S056	CIT Finance & Leasing Corporation	47,376
	PC LEASE S055	CIT Finance & Leasing Corporation	7,502
	PC LEASE S054	CIT Finance & Leasing Corporation	7,520
	PC LEASE S052&53	CIT Finance & Leasing Corporation	55,986
	PC LEASE S051	CIT Finance & Leasing Corporation	7,523
	PC LEASE S050	CIT Finance & Leasing Corporation	100,690
	PC LEASE S049	CIT Finance & Leasing Corporation	10,862

Leasing Equipment Detail

Item	Description	Vendor	Rental/ Year (RMB)
	PC LEASE S048	CIT Finance & Leasing Corporation	157,102
	PC LEASE S047	CIT Finance & Leasing Corporation	53,097
	PC LEASE S046	CIT Finance & Leasing Corporation	94,202
	PC LEASE S045	CIT Finance & Leasing Corporation	4,704
	PC LEASE S044	CIT Finance & Leasing Corporation	8,900
	PC LEASE S038R	CIT Finance & Leasing Corporation	15,506
	PC LEASE S001	CIT Finance & Leasing Corporation	145,226
	PC LEASE S002	CIT Finance & Leasing Corporation	63,772
	PC LEASE S003	CIT Finance & Leasing Corporation	41,628
	PC LEASE S004	CIT Finance & Leasing Corporation	118,267
	PC LEASE S005&6	CIT Finance & Leasing Corporation	70,807
	PC LEASE S007&8&9	CIT Finance & Leasing Corporation	112,474
	PC LEASE S010&11	CIT Finance & Leasing Corporation	49,332
	PC LEASE S012	CIT Finance & Leasing Corporation	49,696
	PC LEASE S013	CIT Finance & Leasing Corporation	22,162
	PC LEASE S014	CIT Finance & Leasing Corporation	18,064
	PC LEASE S039R&040R	CIT Finance & Leasing Corporation	17,237
	PC LEASE S015	CIT Finance & Leasing Corporation	9,965
	PC LEASE S016	CIT Finance & Leasing Corporation	58,067
	PC LEASE S017	CIT Finance & Leasing Corporation	77,192
	PC LEASE S035R	CIT Finance & Leasing Corporation	103,323
	PC LEASE S018	CIT Finance & Leasing Corporation	72,130
	PC LEASE S019	CIT Finance & Leasing Corporation	58,988
	PC LEASE S020	CIT Finance & Leasing Corporation	32,621
	PC LEASE S021	CIT Finance & Leasing Corporation	11,215
	PC LEASE S022	CIT Finance & Leasing Corporation	33,176

			¥1,779,324

Printer Leasing

LCL1103041282	Fuji Xerox Leasing(China)Limited	41,400
LCL1110047865	Fuji Xerox Leasing(China)Limited	20,700

		¥62,100

ANNEX M

VIE Agreements

1.	Shareholder Agreement, dated as of April 21, 2009 between Chindex Healthcare Holdings Limited and a shareholder of Beijing Access Health Hospital Management Co., Ltd.

2.	Shareholder Agreement, dated as of August 30, 2002 between Chindex (Beijing) Consulting, Inc. and a shareholder of Beijing United Family Hospital Management Co., Ltd.

3.	Shareholder Agreement, dated as of August 30, 2002 between Chindex (Beijing) Consulting, Inc. and a shareholder of Beijing United Family Hospital Management Co., Ltd.

M-1

ANNEX N

Action Plan

United Family Hospital – IFC review. - 18Dec2012
	Level of the building	Corrective measure	Justification	Priority (estimated time frame for completion)
1	5th floor

Installation of fire alarm notification devices (vibrating bells), smoke detection in fifth floor level (dormitory area for Hospital personnel). The vibrating bells shall be installed in at both ends of the corridor in that floor and additional one near the main dormitory area (we have estimated three (3) devices as a minimum quantity) for this area. Provide exit signs as well in this area.

[5th floor – dormitories]

			The area designated for employee dormitories and services (bathrooms, etc) is located in the fifth floor. That space of the building has only one means of egress and at this time is not provided with fire alarm notification or smoke detection. The prompt notification of the personnel in that area will permit a fast reaction for a safe evacuation and also they could perform tasks for the control of the emergency (assisting patients, controlling the fire, etc).	February 2013 (2 month).

ANNEX N

2	1st floor

Installation of smoke detection and fire alarm notification in the corridor near the MRI room and also smoke detection in the MRI control room; for a total of three (3) smoke detectors and one (1) vibrating bell as a minimum in this area of the first floor.

[MRI room]

		This area of the building is not provided with any fire alarm system or smoke detection.	February 2013 (2 month).

ANNEX N

3	Various levels (Doors in Central stair near the elevator lobby)

Provide fire alarm signal interfacing the security doors located in the central stair intermediate landings. The lock power of the doors shall be automatically released at a fire alarm in the building. A fire alarm interface relay shall be provided at each one of the door lock power controllers for these security doors in the building.

{central stair – security doors]

			The client informed that there is a card key located in every floor near the nurse stations for use of the employees to open these doors in case of fire emergency; however, this condition is not considered fully appropriate because during emergencies the means of egress shall be free of obstacles. Note that the card key to open security doors would be useful for other type of emergencies under no fire alarm conditions (seismic events, others no related to fire).	April 2013 (4 month).

4	Complete Building	Installation of automatic fire sprinkler system.	The sprinkler system will be required to be installed in the building if the building undergoes a “major renovation” or if any of the floors is subject to renovations (major renovation would be any modification that will imply the total reconfiguration of spaces, total modification of the MEP systems, hazmat abatement, etc.)	TBD – future project

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(b) of the Loan Agreement)

[Borrower’s/Guarantor’s Letterhead]

[Date]

DEG - Deutsche Investitions- und

Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Germany

Attention: Director,                      Department

Ladies and Gentlemen:

Certificate of Authorized Representative

With reference to the Loan Agreement dated             ,      (the “Loan Agreement”) between Borrower and DEG, the undersigned [Chairman/Director] of [name of entity], (the “[insert “Borrower”/“Guarantor” ]”), duly authorized to do so, hereby certify that:

1. The persons named below have been duly elected, have duly qualified as and at all times since                  , [—]1 (to and including the date hereof) have been officers of [the Borrower/Guarantor], holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

[1]	Insert a date prior to the time of any corporate action relating to the Loan Agreement.

S1-1

SCHEDULE 1

Name[2]	Office	Signature

Each such person is authorized to sign the DEG Financing Documents and any other request, notice, certification or other document provided for thereunder and to take any other action required or permitted to be taken thereunder.

2. Attached hereto as Exhibit A is a copy of the [charter] of [insert entity] as filed with [name of registry] on [—], together with all amendments thereto adopted through the date hereof.

3. Attached hereto as Exhibit B is a true and correct copy of [resolutions/powers of attorney] duly adopted by the Board of Directors of [entity] (certified by a [    ] notary public) at a meeting on          , [—], at which a quorum was present and acting throughout, which [resolutions/powers of attorney] have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit B, no [resolutions/powers of attorney] have been adopted by the Board of Directors of [entity] which deal with the execution, delivery or performance of any of the DEG Financing Documents.

[2]

Include name, office and signature of each officer who will sign any Document. Designations may be changed at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors where applicable.

S1-2

SCHEDULE 1

IN WITNESS WHEREOF, I have hereunto set my hand this      day of [—].

[Name of Entity]

Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of [entity], DO HEREBY CERTIFY that [Insert name of Person making the above certifications] is the duly elected and qualified [Chief Executive Officer/Chief Financial Officer] of [        ] and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of [—].

[Name of Entity]

Name:
Title:

S1-3

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT (LOAN)

(See Section 2.02 and Section 4.03 of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

DEG - Deutsche Investitions- und

Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Germany

Attention: Manufacturing Department

Ladies and Gentlemen:

Project No. 5393

Request for Loan Disbursement No. [    ]*

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated             ,     , between [Beijing United Family Hospital Co., Ltd.] (the “Borrower”) and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on             ,      (or as soon as practicable thereafter) of the amount of                      under the Loan (the “Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in New York of [Beijing United Family Hospital Co., Ltd.] [Name of correspondent Bank], Account No.                      at [Name and Address of Bank] [for further credit to the Borrower’s Account No.                      at [Name and address of Bank] in [city and country].

*	Each to be numbered in series.

S2-1

SCHEDULE 2

3. For the purpose of Section 4.02 and Section 4.03 of the Loan Agreement, the Borrower certifies as follows:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Transaction, or will be needed for such purpose within 3 months of such date;

(c) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d) since [insert date] [the date of the Loan Agreement]** neither the Borrower nor any of its Subsidiaries has incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 of the Loan Agreement);

(e) the representations and warranties made in Article III of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date [(but in the case of Section 3.01(c), without the words in parenthesis)];

(f) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the IFC or for goods produced in or services supplied from any such country;

(g) after giving effect to the Disbursement, neither the Borrower nor any of its Subsidiaries will be in violation of:

(i)	its respective Charter;

**	The date should be the same as is used in Section 3.01 (h). Use the second formulation if the Borrower is a start-up company which did not deliver meaningful financial statements prior to the date of the Loan Agreement.

S2-2

SCHEDULE 2

(ii)	any provision contained in any document to which the Borrower or any Subsidiary is a party (including the Loan Agreement) or by which the Borrower or any Subsidiary is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower or any Subsidiary directly or indirectly, limiting or otherwise restricting the Borrower’s or any Subsidiary’s borrowing or guarantee power or authority or its ability to borrow or guarantee; and

(h). (Without limiting the generality of Section 4.02(h)), after giving effect to the Disbursement, the financial ratios specified in Section 5.01 (n) (Financial Ratios) are met.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify DEG.

Yours truly,

[BEIJING UNITED FAMILY HOSPITAL CO., LTD.]

By
Authorized Representative

Copy to:	Manager, Verarbeitendes Gewerbe DEG

S2-3

SCHEDULE 3

FORM OF LOAN DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower’s Letterhead]

DEG - Deutsche Investitions- und

Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Germany

Attention: Portfolio Management Asia

Ladies and Gentlemen:

Project No. 5393

Disbursement Receipt No. [    ]* (Loan)

We, [Beijing United Family Hospital Co., Ltd.], hereby acknowledge receipt on the date hereof, of the sum of                      disbursed to us by DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”) under the Loan of                      provided for in the Loan Agreement dated             ,      between our company and DEG.** [Of this sum,                      is a Loan Disbursement.]

Yours truly,

[BEIJING UNITED FAMILY HOSPITAL CO., LTD.]

By
Authorized Representative***

*	To correspond with number of the Disbursement request. See Schedule 2.
**	Please note that in some jurisdictions one has to be able to prove amounts disbursed.
***	As named in the Borrower’s Certificate of Authorized Representative (see Schedule 1).

S3-1

SCHEDULE 4

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of Beijing United Family Hospital Co., Ltd. a company organized and existing under the laws of the People’s Republic of China (the “Borrower”), is delivered pursuant to Section 4.01(j) of the Loan Agreement dated as of [    ] (as the same may be amended from time to time, the “Loan Agreement”) between the Borrower and DEG. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

I, [NAME], the duly elected, qualified and acting [TITLE] of the Borrower, DO HEREBY CERTIFY as follows:

1. I have carefully reviewed the Loan Agreement and the other DEG Financing Documents and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation, as I have deemed necessary therefore. I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

2. I have reviewed all financial information delivered to DEG pursuant to Articles III and IV of the Loan Agreement (the “Information”). I am familiar with the financial performance and prospects of the Borrower and hereby confirm that the Information was prepared in good faith and fairly presents the Borrower’s consolidated financial condition, based on the information available to the Borrower at the time so furnished.

3. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), the fair value (as defined herein) and the present fair salable value (as defined herein) of any and all property of the Borrower is greater than the probable liability on existing debts (as defined herein) of the Borrower as they become absolute and matured.

4. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), the Borrower is able to pay its debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (as defined herein).

S4-1

SCHEDULE 4

5. The Borrower does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature.

6. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), the Borrower is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged.

7. The Borrower does not intend, in consummating the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), to hinder, delay or defraud either present or future lenders or any other Person to which the Borrower is or will become, on or after the date hereof, indebted.

8. For purposes of this Certificate, “fair value” means the amount at which the aggregate assets of the Borrower would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. “Present fair saleable value” means the amount that may be realized if the aggregate assets of the Borrower are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises. The term “debt” means any legal liability, including, without limitation, any contingent, subordinated, absolute, fixed, matured or unmatured, disputed or undisputed, secured or unsecured and liquidated or unliquidated liability. Being “able to pay its debts as they become absolute and mature” means that, assuming transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement) have been consummated as proposed and based only upon the [Borrower’s] financial forecasts, the Borrower would have positive cash flow for the period covered by such forecasts after paying its scheduled anticipated indebtedness and current liabilities, including (and after giving effect to) the scheduled principal payments with respect to the Loan under the Loan Agreement as in effect on the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate this [DATE]

By:
Name:
Title:

S4-2

SCHEDULE 5

FORM OF SERVICE OF PROCESS LETTER

[Process Agent’s Letterhead]

(See Section 4.01(k) of the Loan Agreement)

[Date]

DEG - Deutsche Investitions- und

Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Germany

Attention:

[Country/                    ]

Re:

Dear Sirs:

Reference is made to [(i)] Section 4.01(k) of the Loan Agreement dated                      (the “Loan Agreement”) between Beijing United Family Hospital Co., Ltd. (the “Borrower”) and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section 7.05 (d) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, Law Debenture, with offices currently located at 400 Madison Avenue, Suite 4D, New York, New York 10017, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 7.05 (d) of the Loan Agreement and agrees with you that the undersigned (i) shall inform DEG promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.05 of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under any of Section 7.05 of the Loan Agreement.

S5-1

SCHEDULE 5

Very truly yours,

Law Debenture

By:

Title:

cc: Beijing United Family Hospital Co., Ltd.

S5-2

SCHEDULE 6

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 4.01(i) and Section 5.01(f) of

the Loan Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH of Kämmergasse 22, 50676 Köln, Germany (“DEG”), all such information as DEG may reasonably request with regard to the financial statements of the undersigned company, both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and DEG dated             ,      (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned companies to DEG to enable us to satisfy our obligation to DEG under Section 5.03(b)(i) of the Loan Agreement. When submitting the same to DEG, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to DEG.

S6-1

SCHEDULE 6

Please note that under Section 5.03(b)(ii) and (iii) and Section 5.03(c) of the Loan Agreement, we are obliged to provide DEG with:

(a) a copy of the annual and any other management letter or other communication from you to the undersigned companies or its respective management commenting on, among other things, the adequacy of the undersigned companies’ financial control procedures and accounting and management information system; and

(b) a report by you certifying that, based upon its audited financial statements, each of the undersigned companies was in compliance with the financial covenants contained in Section 5.02 of the Loan Agreement as at the end of the relevant Financial Year or, as the case may be, detailing any non-compliance.

Please also submit each such communication and report to DEG with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from DEG immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

[BEIJING UNITED FAMILY HOSPITAL CO., LTD.]

By
Authorized Representative

Enclosure

S6-2

SCHEDULE 7

FORM OF BORROWER’S CERTIFICATION

ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02(a) of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

DEG - Deutsche Investitions- und

Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Germany

Attention:

[Country/                     ]

Re:

Dear Sirs:

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated             ,      between Beijing United Family Hospital Co., Ltd. (the “Borrower”) and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of                     , such distribution to commence on or about             ,     . Pursuant to Section 5.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(a)	the proposed distribution will be entirely out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the Borrower’s assets;

(b)	no Event of Default or Potential Event of Default has occurred and is continuing;

(c)	the Borrower is in compliance with all financial ratios that shall be applicable for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios) on a Pro Forma Basis;

(d)	the Borrower delivers to DEG a certification substantially in the form of Schedule 7.

S7-1

SCHEDULE 7

3. The Borrower undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters referred to in section 2 of this certification.

Yours truly,

[BEIJING UNITED FAMILY HOSPITAL CO., LTD.]

By
Authorized Representative

S7-2

SCHEDULE 8

INFORMATION TO BE INCLUDED IN

QUARTERLY AND ANNUAL REVIEW OF OPERATIONS

(See Sections 5.03(a)(ii) and (b)(iv) of the Loan Agreement)

(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of the Borrowers, the reasons for such changes, and the identity of major new shareholders.

(2)	Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Borrowers (e.g. changes in government economic strategy, health sector policy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

(3)	Management and Technology. Information on significant changes in (i) the Borrower’s senior management or organizational structure, and (ii) technology used by the Borrowers, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrowers’ corporate or operational strategy, including changes in service profile, degree of integration, and business emphasis.

(5)	Markets. Brief analysis of changes in the Borrowers’ market conditions (both primary and secondary), with emphasis on changes in reimbursement structure, market share and degree of competition.

S8-1

(6)	Operating Performance. Discussion of the following operating indicators by Chindex on a consolidated basis and on a year-on-year basis, MPD, BUFH business by markets, eg, Shanghai, Beijing and Guangzhou, etc.

1. Financial Information to be Provided on a Quarterly Basis (Including Previous Quarter for Comparison)
2. Indicator	[ ]Q 2[ ]	[ ]Q 2[ ]
OPERATIONAL:
Outpatient visits per day
Inpatient Admissions
Inpatient Days
Beds in Service
Occupancy Rate
ALOS
Number of Physicians
Number of Nurses
Number of Employees
Revenue/Inpatient Day (Admission)
Revenue/Outpatient Visit
Section 1.02 FINANCIAL

Revenue
EBITDA
SWB as a % of Revenue
Net Profit
Current Assets
Total Assets
Current Liabilities
Total Liabilities
Short Term Debt
Long Term Debt
Change in Working Capital
A/R Days
Inventory Days
A/P Days
Total Operating Cash Flow
Capex (both maintenance and discretionary)

S8-2

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.

(8)	Development Impact Report: An annual report for each hospital and clinic project within 120 days of the financial year including:

a.	EBITDA for the past 12 months;

b.	Taxes paid to the government (both business taxes and income taxes) for the past 12 months;

c.	Number of employees;

d.	Number of female employees;

e.	Number of outpatients served;

f.	Number of inpatients treated;

g.	Number of staff trained;

h.	Cost of training provided to staff for the past 12 months (both an average per staff member and an aggregate amount); and

i.	Value of free or discounted treatment provided to patients for the past.

S8-3

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

SCHEDULE 9

Environmental and Social Performance

Annual Monitoring Report (AMR)

Annual Environmental and Social Monitoring Report

for Category B Direct Investments

Thank you for choosing DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, Köln, as your financing partner. For more than 45 years, DEG has been financing and structuring the investments of private companies in developing and emerging market countries. An important part of DEG’s due diligence for all investments is to assess the environmental and social impacts of our lending and investments. We consider environmental protection, the sustainable use of natural resources and proper social standards to be fundamental factors in the process of ecological, economic and social development – and also a key factor for a successful long-term business operation.

This Annual Environmental and Social Management Report (AESMR) has been designed as an easy and quick way for our clients to provide information to DEG so that we can understand the scale and significance of potential environmental and social issues. During project monitoring DEG will review this information and, if necessary, visit the project sites to discuss and evaluate environmental and social impacts with you and other stakeholders. In the unlikely event that significant issues are identified, it may be necessary to follow up with a closer investigation of these specific environmental and social aspects by further experts. All information will of course be treated confidentially.

DEG’s review will be based on widely used and international recognized requirements laid out in (1) DEG’s environmental and social policies, guidelines and procedures and (2) World Bank/IFC guidelines as well as (3) the fundamental labor standards of the International Labor Organization (ILO).

Completing the AESMR

When filling out the AESMR, please keep in mind that it is designed to assist you in analyzing your company’s environmental and social situation. Please be as full and specific in your answers as possible and where appropriate attach additional information.

The AESMR comprises three sections, namely Section A – Fact Sheet, Section B – Compliance Statements, and Section C – Additional Questions. Please complete both Section A and Section B and, depending on your responses to Section B, you may be required to complete certain corresponding questions in Section C. Please note, that DEG might well be in a position to assist you in circumstances requiring more detailed assessment and management of environmental and social issues.

It is very important for our understanding of the answers provided that you define which system boundaries you are referring to. Environmental and social impacts may differ considerably, whether you are describing one single site or project, several sites or a company or even group of companies with varied activities and many locations. In general we would require you to describe the impacts and situation of the legal entity DEG is financing, i. e. all sites and facilities of the company implementing the financed activities or project. In some cases, especially when looking at a group of sites or companies, it might be convenient to fill out more than one questionnaire.

Please complete Sections A and B (and as necessary Section C) as fully as you can. Consider especially the scope of the Company’s impacts which can include, (i) the Company’s physical assets and related facilities that the Company (and its contractors) develops or controls (such as transmission corridors and access roads), (ii) associated facilities which may not be funded by the Company but whose viability and existence depend exclusively on the Company and whose goods and services are essential to successful Company activities (for example captive power plants and dedicated supply chains), (iii) areas that could be affected by cumulative impacts from the combined activities of the Company and other activities.

Please complete an AESMR for each site or operation related to the DEG support. If you have already prepared environmental and social audits of your sites and operation, you can also send us those. If you are part of a larger group of companies, please explain the management structures in place with regard to environmental and social issues.

Some information has been filled in by DEG already; this information is based on information available on the project. Please check and confirm correctness or correct, if necessary.

Please provide all information in the English language.

If you have any questions or comments, please do not hesitate to contact your DEG contact person

DEG contact information:	Tel.: +49-221-4986-0
Investment Manager	Xia Tian	T-Ext.: 1754	F-Ext.:	e-mail: Xia.tian@deginvest.de
Environmental/ Social Manager	Katharina Hermann	T-Ext.: 1539	F-Ext.:	katharina.hermann@deginvest.de

62163708_8	1	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

SECTION A - COMPANY AND PROJECT FACT SHEET

CONTACT DETAILS

Company (incl. site details if different):	Name/ Address/ Position:	Phone Number:	Fax Number:	Website/ home page:

Executive board member with responsibilities for environment and social issues:		T-Ext.:	F-Ext.:	e-mail:

Environmental & social contact person:		T-Ext.:	F-Ext.:	e-mail:

Occupational Health & Safety contact:		T-Ext.:	F-Ext.:	e-mail:

Human Resources and Social contact:		T-Ext.:	F-Ext.:	e-mail:

ENVIRONMENTAL AND SOCIAL ASSESSMENT

A 0. DEFINITION OF BOUNDARIES OF QUESTIONNAIRE

A 0.1 Site	Please provide a description of site boundaries you defined to which this questionnaire refers to:

	☐ Single site project company	☐ One site within multiple-site project company

☐ Other:

A 0.2 Project Company	Please provide a description of project company you defined to which this questionnaire refers to:

	☐ Stand-alone project company	☐ Project company within a group of companies

	☐ Group of companies (Holding Company)	☐ Other:

A 0.3 Reporting Period as per loan/ investment agreement with DEG	(e.g. 01.01.2008 – 31.12.2008)

A 1. GENERAL INFORMATION

A 1.1 Details of Project Company activities	Please provide a description of your Project Company activities (with specific reference to the loan/ investment provided by DEG). Include information on location(s), history of operations, products etc. Provide location plans and maps as attachment if necessary:

	Does the Company operate at different locations? If yes, please specify:	☐ Yes ☐ No

A 1.2 Details of Financed Project	Please provide a description of the project/ activity financed by DEG, specifically detailing location of investments, whether funding was sought for development of new site/ modernization of existing site, construction schedule etc.:

A 1.3 Developments in Project Company	☐ New site development (i.e. Greenfield project)	☐ New product and/or production expansion at existing sites without enlargement of property

	☐ Site expansion (space)	☐ Modernization at existing site

	☐ No change	☐ Other

A.1.4 Are the Project Company activities located within, or in the vicinity of (2.5 km radius) any of the following (more than one may be selected)?

located in:	in vicinity of:		located in:	in vicinity of:
☐	☐	Free trade or special economic zones	☐	☐	Agricultural areas

☐	☐	Industrial areas	☐	☐	Critical habitats (e.g. Natural forests, savannah, swamp, mangrove, coral reefs)

☐	☐	Commercial areas	☐	☐	Water bodies (such as wetlands, lakes, rivers)

☐	☐	Residential areas (villages/housing, shops)	☐	☐	Significant cultural property (e.g. sites of archaeological, geological, historical or religious interest)

Are the Project Company activities located close to (5 km radius) any of the following (more than one may be selected)?				If relevant please comment on the issue.

62163708_8	2	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

☐ Indigenous/ tribal groups or ethnic minorities

☐ Country borders

☐ International water ways

If there is any specific, additional information in respect on the project company’s activities and locations in relation to local towns/ villages, industrial estates, environmentally or socially sensitive areas etc., please provide detailed information: .

SUPPLY CHAIN during the reporting period

A 1.5 Please provide a description of the nature of or list of your first-tier supply chain indicating products/ raw-materials/ services which were supplied and what relationships you had with your suppliers during the reporting period – e.g. long-term contracts, case-by-case buying, etc. :

A 1.6 Please estimate how many people were employed in your first-tier supply chain (suppliers which make more than 50% of their turn-over with your company, such as small enterprises or small-holders or home-workers):

A 1.7 Did the Company regularly procure supplies/ services/ inputs from any of the following (more than one may be selected)?

☐ Smallholders	☐ Wood from Plantations	☐ Large scale agriculture

☐ Dependent micro enterprises	☐ Wood from Natural Forests	☐ Sea food from the open sea

☐ Home-workers/ informal sector	☐ Mines/ Extractive Industries	☐ Sea food from Aquaculture

Community Impacts during the reporting period

A 1.8 Please briefly describe which positive and negative impacts the project company had on the surrounding community:

A 1.9 Did any of these risks apply for the surrounding community because of your operations (more than one may be selected)?

☐ Danger of fire or explosions	☐ Transport/ handling of hazardous goods

☐ Increase of communicable diseases (e.g. HIV/ AIDS)	☐ Marked increase of traffic with heavy load vehicles

☐ Flooding (e.g. from water reservoirs/ dams)	☐ Influx of migrant/ temporary workers

☐ Impact on cultural heritage	☐ Overland lines (>200 kV)

☐ Impact on indigenous people[9]	☐ Armed security forces

☐ Construction Site	☐ limiting access to basic necessities (e.g. access to water bodies, communal land, )

A 1.10 Did the Company undertake any activities for local communities with positive impact (e.g. improvement of local infrastructure, medical programs, educational programs etc.). If so, please describe:	☐ Yes ☐ No

A 1.11 Did the Company seeks to promote economic linkages with local communities and business (e.g. through preferential sourcing of goods or supplies, through local recruitment and training etc)? If so, please describe:	☐ Yes ☐ No

A 1.12 Did the Company consult with local communities, and was there a grievance mechanism so that local people could engage with the Company if they had concerns (e.g. about traffic, air quality, noise etc.)? If so, please describe:	☐ Yes ☐ No

A 1.13 Did the Company run a Community Health, Safety and Security program (e.g. Grievance Mechanism, Emergency Response Plan). If so, please describe:	☐ Yes ☐ No

A 1.14 Did the Company run a Corporate Governance program (e.g. Corporate Social Responsibility, Social welfare, etc.). If so, please describe:	☐ Yes ☐ No

A 1.15 Had the Company won any awards/ received positive media coverage for its community and/ or social activities and performance? If so, please provide details:	☐ Yes ☐ No

[9]	Indigenous peoples are social groups whose identities, lifestyles, cultures and history’s are distinct and different from dominant groups in society.

62163708_8	3	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

A 2. LABOR ISSUES DURING THE REPORTING PERIOD

Employment

A 2.1 Number of employed people as per (end of the reporting period)		Permanent Workers:	Temporary Workers:

	Total: ( ) % of unionized staff ( )	Females: Males:	Females: Males: Seasonal Average employment: days

A 2.2 Unskilled/ Low-skilled workers	Total: ( )	Females: Males:	Females: Males:

A 2.3.1 New Jobs created (with DEG financing)	Total: ( )	Females: Males:	Females: Males:

A 2.3.2 Retrenchments necessary	Total: ( )	Females: Males:	Females: Males:

A 2.4 Average turnover of workforce in the last 3 years:		% turnover rate of workforce

A 2.5 How many females were employed in	Management positions:		Qualified jobs:

A 2.6 Please provide details of the Company’s monthly minimum wage (based on the standard working week as defined by law, excluding any overtime):			/month	hours/week

A 2.7 Please provide details how many of the total workforce received the Company’s monthly minimum wage			workers	% of workforce

A 2.8 Please provide details of the monthly minimum wage for the sector and geographical location defined by law:			/month

A 2.9 What was the regular working time?	hours/week	days/week	average daily overtime/ worker

A 2.10 Was the Company’s wage remuneration system subject to a Collective Bargaining Agreement (CBA)? If yes, please indicate part of workforce covered by the CBA: %.				☐ Yes ☐ No

A 2.11 Did the Company provide any additional benefits or services to employees beyond statutory requirements, e.g. pension schemes, medical treatment, free meals, women empowerment programs, housing programs, childcare and education for children, transportation, insurance etc.)? If yes, please specify:				☐ Yes ☐ No

Contractors and outsourcing during the reporting period

A 2.12 Please describe services that were sub-contracted or outsourced to third parties working on-site or for you project company indicating service provided and relationship you had with such contractors – e.g. long-term contracts, temporary activities, name of contractor):

Outsourced/ contracted jobs	Total: ( )	Females: Males:	Females: Males:

In case of retrenchment in the contractors company or outsourced third parties number of dismissals	Total: ( )	Females: Males:	Females: Males:

A 3. CONSTRUCTION ACTIVITIES DURING THE REPORTING PERIOD

A 3.1 If the project involved construction during the reporting period, please describe the proposed construction period, work force, number of local/foreign workers, need for construction camps or accommodation etc.

A 3.2 Please specify the number of construction workers if your project involved construction during the reporting period:

☐ more than 500 construction workers with “camp”		☐ more than 500 construction workers without “camp”

☐ more than 100 construction workers with “camp”		☐ 100 to 500 construction workers without “camp”

☐ less than 100 construction workers		☐ No large construction site

62163708_8	4	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

A 4. LAND ACQUISITION INFORMATION DURING THE REPORTING PERIOD

A 4.1 Has the Company acquired/ purchased/ leased any land during the reporting period? If so, please describe (providing details of location, size, current land use lease and purchase date and arrangements):	☐ Yes ☐ No

A 4.2 Is there any need for additional land acquisition/ purchase/ lease, e.g. for access roads, power transmission lines and pipelines (even as associated facilities10) or for rights of way? If so, please provide details:	☐ Yes ☐ No

A 5. ENVIRONMENTAL AND SOCIAL MANAGEMENT SYSTEMS DURING THE REPORTING PERIOD

A 5.1 Does the Company have an environmental and/ or social management system[11]? If so, please complete the table below:	☐ Yes ☐ No

Does the management system include the following components? Please tick the appropriate boxes ò		Environmental Management System	Human Resource Management System	Occupational Health and Safety System	Supply Chain Management System	Other System [12]
Company Policy		☐	☐	☐	☐	☐
Impacts Assessment – A formal mechanism to assess the scope and significance of impacts and impacts that need to be addressed		☐	☐	☐	☐	☐
Management Program/ Plan – A plan to address these impacts that has been endorsed by senior management		☐	☐	☐	☐	☐
Organizational Capacity – Allocated staff with specific responsibilities to implement the program/ plan		☐	☐	☐	☐	☐
Training – A formal training program for staff so that they understand the plan’s objectives and can assist in its delivery		☐	☐	☐	☐	☐
Stakeholder Engagement – A structured engagement with relevant stakeholders over the implementation of the plan		☐	☐	☐	☐	☐
Monitoring – Regular monitoring of key impacts using standardized and credible tools and measurements		☐	☐	☐	☐	☐
Reporting – At least annual reporting to Company senior management on the outcomes of the plan		☐	☐	☐	☐	☐
Management Review – At least annual review of the impact of the plan by senior management, with necessary changes to plans to address impacts		☐	☐	☐	☐	☐
Certification Management Standard/ Certification body	Example: ☒ ISO 14001/ SGS	☐	☐	☐	☐	☐

A 6. ENVIRONMENTAL AND SOCIAL IMPACT ASSESSMENT DURING THE REPORTING PERIOD

A 6.1 Has the Company undertaken any environmental and/ or social impact assessments for the project financed by DEG? See table below for details. Please attach copies of approval permits if available.					☐ Yes ☐ No

[10]	See the definition of associated facilities in the introduction to the AESMR.
[11]

Environmental management systems define the organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing and maintaining compliance with environmental laws and standards, including systems such as ISO 14001. Human Resource management systems (such as SA 8000) provide a similar function and structure for social and employment aspects of a company’s business. Occupational health and safety management systems provide a similar function and structure for health and safety issues including systems such as OHSAS 18001. Supply chain management systems address the way in which company’s assess environmental and social issues in their supply chains and include chain of custody type assurance systems such as Forest Stewardship Council (FSC).

[12]	E.g. Resettlement Rehabilitation,

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

Documentation of Environmental and Social Impact Assessment	Prepared by/ Date	Required by local/ national regulation; If yes, by whom?	Preparation underway	Had requirements of international lenders/ sponsors been considered[13]
Environmental and/ or social scoping?	/	☐ Yes ☐ No	☐ Yes, due	☐ Yes ☐ No
Environmental and/ or social impact assessment?	/	☐ Yes ☐ No	☐ Yes, due	☐ Yes ☐ No
Environmental and/ or social due diligence or audit report?	/	☐ Yes ☐ No	☐ Yes, due	☐ Yes ☐ No
Environmental and/ or social monitoring report?	/	☐ Yes ☐ No	☐ Yes, due	☐ Yes ☐ No
Environmental and/ or social management/ action plan?	/	☐ Yes ☐ No	☐ Yes, due	☐ Yes ☐ No
Other documents (please specify)	/	☐ Yes ☐ No	☐ Yes, due	☐ Yes ☐ No

A 6.2 Did you report to regulators on any other than listed above environmental and social issues? If so, please provide a brief description (what did you disclose, how often, to which authorities):				☐ Yes ☐ No

A 7. GENERAL ENVIRONMENTAL INFORMATION DURING THE REPORTING PERIOD

A 7.1 Does the project company make use of renewable energy resources? (Water; biomass, solar, geothermal, wind, etc.). If yes, please give a brief description:				☐ Yes ☐ No

A 7.2 If yes, please estimate the % of renewable energy use in the project company on the total demand:

☐ 100% Renewable Energy		☐ Use of renewable energy resources less than 33%

☐ Use of renewable energy resources more than 33%		☐ Use of renewable energy resources less than 20%

A 7.3 If the data is available please state the amount of Green House Gas Emissions in tons per year: t/a during the reporting period

A 7.4 If there was a reduction in the amount of Green House Gas Emissions in the project company please state the reduction of Green House Gas Emissions in tons per year: t/a during the reporting period

A 7.5 Does the issuance of Certified Emission Reductions (CER’s) by the Clean Development Mechanism (CDM) under the Kyoto-Protocol form part of your project or project company? If yes, please provide details (PDD, Registration, etc):				☐ Yes ☐ No

A 7.6 If the data is available please state the amount of water consumption in m³ per year: m³/a during the reporting period

A 7.7 If there was a reduction in the water consumption please state the reduction water consumption in m³ per year: m³/a

A 7.8 Were specific measures incorporated to reduce the consumption of process water, potable water and cooling water etc.? If so, please provide details, including rate of savings:				☐ Yes ☐ No

A 7.9 Were specific measures incorporated to reduce the consumption of raw materials and consumption materials like oil, grease or other chemicals? If so, please provide details including rate of savings:				☐ Yes ☐ No

A 7.10 Were specific measures incorporated to reduce the consumption of energy? (Electricity, steam hot water etc.) If so, please provide details, including rate of savings:				☐ Yes ☐ No

A 7.11 In case of substituting machinery please state how old the replaced machinery was: years.

A 7.12 In case of an expansion please state how old the existing machinery was in average: years.

A 7.13: Did the project or the project company provide any additional environmental benefits and/ or was awarded with an environmental prize? (Production of environmental technology, waste management program, Cleaner Production program, improvement of biodiversity, etc.). If yes, please provide details:				☐ Yes ☐ No

[13]	IFC, World Bank, ADB, EBRD, EIB, Equator Principles etc.

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

SECTION B - PROJECT COMPLIANCE STATEMENTS FOR THE REPORTING PERIOD

In this section the client is asked to confirm compliance with environmental and social requirements on an aggregate level. If compliance cannot be clearly confirmed, please check “Not Confirmed”, and provide further information in SECTION C “Additional Questions” (Questions have corresponding numbers prefaced by “C”). Please note, that non confirmation is not necessarily an indication of a misdemeanor and that DEG might well be in a position to assist you in such circumstances.

B 1. COMPLIANCE WITH THE RELEVANT ENVIRONMENTAL AND SOCIAL GUIDELINES, LAWS AND REGULATIONS

B 1.1 Please confirm that the Company fully complied with the relevant environmental and social national and local laws and regulations:	☐ Confirmed ☐ Not Confirmed

B 1.2 Please confirm that you had obtained all environmental and social/ labor permits and approvals necessary for the Company and that these were all valid:	☐ Confirmed ☐ Not Confirmed

B 1.3 Please confirm that there had been no objections to the Project Company due to environmental or social factors or land issues (ownership, use):	☐ Confirmed ☐ Not Confirmed

B 1.4 Please confirm that you had consulted with relevant stakeholders[14] about the Project Company’s activities in an appropriate manner and in accordance with local requirements:	☐ Confirmed ☐ Not Confirmed

B 1.5 Please confirm that the Project Company complied with the DEG-Exclusion List[15] as specified in Annex 3:	☐ Confirmed ☐ Not Confirmed

B 1.6 Please confirm that the Project Company did not produce products or provided services as specified in Annex 4:	☐ Confirmed ☐ Not Confirmed

If any of the above issues are ‘Not Confirmed’, please complete the relevant part of Section C, part 1

B 2. ENVIRONMENTAL AND SOCIAL MANAGEMENT SYSTEM DURING THE REPORTING PERIOD

B 2.1 Please confirm that scope[16] and significance of environmental, social, health and safety effects of the project had been fully adequately assessed and evaluated:	☐ Confirmed ☐ Not Confirmed

B 2.2 Please confirm that all environmental, social, health and safety issues (including fire safety, and emergency response plans) identified in the assessment were adequately managed:	☐ Confirmed ☐ Not Confirmed

If any of the above issues are ‘Not Confirmed’, please complete the relevant part of Section C, part 2

B 3. LABOR AND WORKING CONDITIONS DURING THE REPORTING PERIOD

Occupational Health & Safety

B 3.1 Please confirm that there have been no fatalities, serious injuries or major health risks (such as fires, explosions, sudden release of hazardous substances, traffic accidents, incidents involving evacuation) caused by or related to the Company during the reporting period:	☐ Confirmed ☐ Not Confirmed

B 3.2 If you operate in a country with an AIDS/ HIV prevalence >1%, please confirm that you have an HIV/ AIDS policy and program in place, which especially targets the needs of your workers and employees:	☐ Confirmed ☐ Not Confirmed

B 3.3 Please confirm that you required all workers to wear Personal Protective Equipment (gloves, hard hats, respirators etc) when conditions require and at no additional cost for the worker :	☐ Confirmed ☐ Not Confirmed

ILO Core Labor Standards

B 3.4 Please confirm that no personnel under the age of 18 years was employed and that you have a robust age verification system in place:	☐ Confirmed ☐ Not Confirmed

B 3.5 Please confirm that work was carried out for the Company and its suppliers only voluntarily and not compulsory labor exacted by a state or agencies of state and/or from any individual under threat of force or penalty	☐ Confirmed ☐ Not Confirmed

B 3.6 Please confirm that the Company did not withhold deposits or the original identity papers of workers for any reason:	☐ Confirmed ☐ Not Confirmed

B 3.7 Please confirm that the Company had a policy/ regulations to prevent workplace discrimination (e.g. gender, ethnicity, political opinion, and religion, national or social origin) with regard to recruitment/promotion/access to training/benefits:	☐ Confirmed ☐ Not Confirmed

[14]	A Stakeholder is an individual or group which may be affected by a company’s activities. It is often applied to local communities or groups who live near to a company’s assets/ facilities, but also includes employees, investors, Non Governmental Organisations and other groups or individuals.
[15]	See “DEG exclusion list” in your agreement with DEG
[16]	The scope of the impacts that should be considered is described in the introduction to this questionnaire.

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

B 3.8 Please confirm that the Company did not deduct wages for disciplinary or any other reasons:	☐ Confirmed ☐ Not Confirmed

B 3.9 Please confirm that the Company did not provide credits higher than 3 months salary to its workforce:	☐ Confirmed ☐ Not Confirmed

B 3.10 Please confirm that less than 20% of your work-force were migrant laborers and/or seasonal/temporary workers and/or derive from low income groups and/or were females:	☐ Confirmed ☐ Not Confirmed

B 3.11 Please confirm that workers have the right to organize (e.g. in trade unions) and to be represented on decision making bodies at work and were free to attend meetings on decisions which affect them:	☐ Confirmed ☐ Not Confirmed

B 3.12 Please confirm that there have been no strikes during the reporting period and that there is not a significant number of labor disputes pending in court.	☐ Confirmed ☐ Not Confirmed

Basic Terms and Conditions of Employment (Wage, Working Hours, contracts etc.)

B 3.13 Please confirm that the Company paid all workers (permanent and temporary) a basic salary (excluding piece rates) which was equal or higher than the legal local minimum wage or more than US$ 2 per day for a standard working week, whichever was the higher:	☐ Confirmed ☐ Not Confirmed

B 3.14 Please confirm that the Company provided all workers (permanent and temporary) with legally required social securities and benefits (health & unemployment insurances, pension, maternity leave etc.):	☐ Confirmed ☐ Not Confirmed

B 3.15 Please confirm that daily work time including overtime did not exceed 12 hours for more than a maximum three months per year:	☐ Confirmed ☐ Not Confirmed

B 3.16 Please confirm that overtime was paid at premium rate:	☐ Confirmed ☐ Not Confirmed

B 3.17 Please confirm that workers had one day off per week:	☐ Confirmed ☐ Not Confirmed

B 3.18 Please confirm that all workers had written contracts:	☐ Confirmed ☐ Not Confirmed

B 3.19 Please confirm that you did not employ a shift system	☐ Confirmed ☐ Not Confirmed

B 3.20 Please confirm that retrenchment of more than 250 or more than ten percent (10%) of workers/ employees (whichever was higher) has neither been carried out during the reporting period nor is planned within the Project Company:	☐ Confirmed ☐ Not Confirmed

Sub-contractors and supply chain labour

B 3.21 Please confirm that you contractually bind sub-contractors and tier-one suppliers to comply at a minimum with relevant local health & safety, labor and environmental laws and regulations:	☐ Confirmed ☐ Not Confirmed

B 3.22 Please confirm that you ensure that child[17] and forced[18] labor was not used by your sub-contractors or in your tier-one supply chain:	☐ Confirmed ☐ Not Confirmed

B 3.23 Please confirm that no significant portion (e.g. > 20 % by total volume) of your tier-one suppliers were mines of any kind, or small-scale farmers, small scale or micro enterprises, home-workers:	☐ Confirmed ☐ Not Confirmed

If any of the above issues are ´Not Confirmed´, please complete the relevant part of Section C, part 3

B4. POLLUTION PREVENTION AND ABATEMENT DURING THE REPORTING PERIOD

B 4.1 Please confirm that all industrial and domestic effluents were discharged to municipal sewer with necessary approvals	☐ Confirmed ☐ Not Confirmed

B 4.2 Please confirm that effluents did not contain hazardous or toxic materials	☐ Confirmed ☐ Not Confirmed

B 4.3 Please confirm that there were no significant emissions to air (such as emissions from a thermal combustion plant larger than 3 MW):	☐ Confirmed ☐ Not Confirmed

B 4.4 Please confirm that there were no emissions into air containing hazardous or toxic materials	☐ Confirmed ☐ Not Confirmed

B 4.5 Please confirm that your total consumption of any energy, sourced from external grids, was not higher than 10,000 MWh per year:	☐ Confirmed ☐ Not Confirmed

B 4.6 Please confirm that your total consumption of solid fuels (like coal, petcoke etc.) did not exceed 8,000 tons per year:	☐ Confirmed ☐ Not Confirmed

[17]	Employment of children in a manner that is economically exploitative, or is likely to be hazardous or to interfere with the child’s education, or to be harmful to the child’s health or physical, mental, spiritual, moral, or social development.
[18]	Labor which consists of any work or service not voluntarily performed that is exacted from an individual under threat of force or penalty. This covers any kind of involuntary or compulsory labor, such as indentured labor, bonded labor or similar labor-contracting arrangements.

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

B 4.7 Please confirm that your total consumption of liquid fuels (like fuel oil, Diesel, gasoline etc.) did not exceed 6,500 tons per year:	☐ Confirmed ☐ Not Confirmed

B 4.8 Please confirm that your total consumption of gaseous fuels (like natural gas, LPG etc.) did not exceed 7,000 tons per year:	☐ Confirmed ☐ Not Confirmed

B 4.9 Please confirm that the project did not cause any significant nuisance to neighboring communities (e.g. noise, smell, traffic):	☐ Confirmed ☐ Not Confirmed

B 4.10 Please confirm that all general industrial waste was managed and disposed of in an environmentally sound manner (e.g. it was recycled, re-used, incinerated in dedicated facilities or disposed of in a municipal landfill):	☐ Confirmed ☐ Not Confirmed

B 4.11 Please confirm that hazardous materials (such as explosives or toxic chemicals, etc.) were not used or were only present in small quantities (e.g. for laboratory use):	☐ Confirmed ☐ Not Confirmed

B 4.12 Please confirm that flammable substances (e.g. fuel or flammable gases etc.) were used, managed and stored with due care:	☐ Confirmed ☐ Not Confirmed

B 4.13 Please confirm that hazardous wastes were not generated by the Company:	☐ Confirmed ☐ Not Confirmed

B 4.14 Please confirm that none of the following materials were used/ produced/ handled or stored by the Company: PCB (including use in transformers), asbestos, ozone depleting substances (including use in refrigeration or cooling systems):	☐ Confirmed ☐ Not Confirmed

B 4.15 Please confirm that Material Safety Data Sheets (MSDS) were used for all raw materials and as appropriate finished products:	☐ Confirmed ☐ Not Confirmed

B 4.16 Please confirm that there is no potential for contamination of the Company’s site(s) from past or present activities	☐ Confirmed ☐ Not Confirmed

B 4.17 Please confirm - for the reporting period- that there have been no accidents or incidents causing release of hazardous or toxic materials into the environment (air, water, soil)	☐ Confirmed ☐ Not Confirmed

If any of the above issues are ‘Not Confirmed’, please complete the relevant part of Section C, part 4.

B 5. COMMUNITY HEALTH & SAFETY AND SECURITY DURING THE REPORTING PERIOD

B 5.1 Please confirm that there were no significant adverse risks to community health & safety as a result of Company activities (e.g., traffic and infrastructure risks, noise, hazardous materials or wastes, or risks arising from changes to drainage, or flood risk):	☐ Confirmed ☐ Not Confirmed

B 5.2 Please confirm that the Company’s activities did not increase health risks to local communities (e.g. through air or water quality changes, or increased risks from communicable diseases, e. g. AIDS/ HIV or malaria):	☐ Confirmed ☐ Not Confirmed

B 5.3 Please confirm that the Company did not use, employ or contract armed security personnel to safeguard its workforce and property:	☐ Confirmed ☐ Not Confirmed

B 5.4 Please confirm that there have been no claims, law suits, protests from or on behalf of local communities or other stakeholders concerning the currents or planned operations of the Company during the reporting period	☐ Confirmed ☐ Not Confirmed

B 5.5 Please confirm that there have been no adverse press coverage of your company or project with regard to environmental or social claims during the reporting period	☐ Confirmed ☐ Not Confirmed

B 5.6 Please confirm – for the reporting period - that the Company’s activities have at any time not affected local communities in water quality or quantity, air quality, noise, etc.	☐ Confirmed ☐ Not Confirmed

If any of the above issues are ´Not Confirmed´, please complete the relevant part of Section C, part 5.

B 6. BIODIVERSITY, RESETTLEMENT, INDIGENOUS PEOPLE AND CULTURAL HERITAGE DURING THE REPORTING PERIOD

B 6.1 Please confirm that there was no detrimental impact on natural habitats[19] or endangered species:	☐ Confirmed ☐ Not Confirmed

B 6.2 Please confirm that the Company’s tier one suppliers did not obtain materials directly from natural habitats (e.g. wood from forests):	☐ Confirmed ☐ Not Confirmed

[19]	Natural habitats include land and water areas where the biological communities are formed largely by native plant and animal species, and where human activity has not essentially modified the area’s primary ecological functions. They include forests, wetlands, unfarmed grasslands, savannah, coral reefs etc.

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

B 6.4 Please confirm that the Company’s activities did not affect local ecosystems as a result of changes to water quality or quantity, air quality or other ecosystem services[20]:	☐ Confirmed ☐ Not Confirmed

B 6.5 Please confirm that genetically modified organisms or alien species (e.g. species that are deliberately or inadvertently introduced from outside their natural range) were not introduced:	☐ Confirmed ☐ Not Confirmed

B 6.6 If the Company’s activities involve harvesting or collection of natural, renewable resources (forests, fisheries etc.), please confirm that there is an internationally recognized certification scheme or label in place and provide details in section C:	☐ Confirmed ☐ Not Confirmed

B 6.7 Please confirm that the Company did not require resettlement (physical or economic displacement21) as a result of its activities, and that there has been no resettlement/ expropriation by government or other parties during the reporting period related to the Project Company’s operations:	☐ Confirmed ☐ Not Confirmed

B 6.8 Please confirm that no informal title holders, encroachers, squatters, etc. or communal lands was affected either through physical or economic displacement:	☐ Confirmed ☐ Not Confirmed

B 6.9 Please confirm that indigenous people[22] were not directly or indirectly affected by the project (e. g. through resettlement, usage of lands, employment or similar):	☐ Confirmed ☐ Not Confirmed

B 6.10 Please confirm that there were no impacts to cultural properties with historical, archaeological, religious significance as a result of the Company’s activities or through its supply chains:	☐ Confirmed ☐ Not Confirmed

If any of the above issues are ‘Not Confirmed’, please complete the relevant part of Section C, part 6.

AUTHORISATION

Completed by:

Name and Title - Please print clearly	Date (mm/dd/yy)	Signature
Approved by:
Senior Management Representative Name and Title - Please print clearly	Date (mm/dd/yy)	Signature

Attachments	By DEG	By Project Company
Data Tables (DEG-Format)	☐	Filled:

[20]	Ecosystem services are the goods and services provided by nature. They include fresh water supply, the control of flooding and erosion, maintenance of air quality.
[21]	Economic displacement is the loss of assets, or access to assets, that leads to loss of income or means of livelihood as a result of company-related land acquisition.
[22]	Indigenous peoples are social groups whose identities, lifestyles, cultures and history’s are distinct and different from dominant groups in society.

62163708_8	10	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

SECTION C - ADDITIONAL QUESTIONS FOR THE REPORTING PERIOD

In your response to questions in Section C please provide as full and detailed an explanation as possible, As appropriate include details of what actions the Company is undertaking to address any mitigation measures. The numbering in this section corresponds with the numbering in Section B. DEG needs this information to understand where additional actions may be necessary, and if this is the case, will assess how DEG might be able to assist you through technical assistance measures.

C 1. COMPLIANCE WITH THE ENVIRONMENTAL RELEVANT GUIDELINES, LAWS AND REGULATIONS DURING THE REPORTING PERIOD

C 1.1 Where the Company cannot confirm full compliance please describe the non-compliances and provide details of the measures that were put in place to address this situation:

C 1.2 Where the Company did not have all relevant environmental and social/ labor permits and approvals please provide details of those that the Company did not have and details of measures that were put in place to address this situation:

C1.3 and C 1.4 Where there have been any objections during the reporting period to the project and/or to project related issues due to environmental or social factors or land issues please describe the nature of the objections (e.g. lawsuits, community action, adverse media coverage or complaints from NGOs):

C 1.5 Where any product and/ or activity did not comply with the DEG-Exclusion List/ Annex 3 please explain:

C 1.6 Where any products, services and activities are produced or provided as in Annex 4 please explain:

C 2. ENVIRONMENTAL AND SOCIAL MANAGEMENT SYSTEMS DURING THE REPORTING PERIOD

C 2.1 and C 2.2 Where the adequacy of either the environmental/ social assessment or management systems is uncertain or not confirmed, please provide a brief description of the aspects/ issues that are incomplete and details of how this was addressed:

C 3. LABOR AND WORKING CONDITIONS DURING THE REPORTING PERIOD

Occupational Health and Safety

C 3.1 Where there have been incidents and/ or accidents during the reporting period that resulted in serious injuries, illness or health risk please provide detailed information:

C 3.2 Do you consider HIV/ AIDS to be a business risk or issue? Please explain why there is no need to address this risk in your operations:

C 3.3 Is personal protective equipment required in your operations? Please explain why it was not provided if there was a need:

ILO Core Labor Standards

C 3.4 If the Company (or its tier 1 suppliers) employs people who were under 18 years of age, please answer the following questions:

What is the national legal minimum age?	What was the Company’s minimum age?

Please specify number of minors, their jobs, working hours and monthly wages:

Did the Company offer apprenticeships?	☐ Yes ☐ No

If yes, please specify numbers, time period, training program, working hours and monthly wages:

C 3.5 If work was not carried out voluntarily for the Company please provide more information on terms of employment and working conditions:

C 3.6 Where the Company withholds deposits or identity papers please provide details of the papers/ deposits that were withheld and explain why:

C 3.7 If there was no policy on workplace discrimination, did the Company develop one, if not please explain why:

C 3.8 Please specify what deductions of salaries and wages were made and on what basis:

C 3.9 Please explain credit policy (e.g. maximum amounts, purpose of credits, ) :

C 3.10 Where > 20% of your workforce were been migrant laborers or seasonal/ temporary workers and/or come from low income groups and/or were women, please specify:

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

Proportion of your workforce	Please specify tasks typically performed, type of contract, :
Migrant laborers (nationals)%

Migrant laborers (other nationalities)%

Seasonal workers %

Temporary employees %

Low income group %

Women %

C 3.11 Please indicate why workers did not have the right to organize or to have representation on decision making bodies at work during the reporting period. If alternative mechanisms for achieving these objectives were in place please provide details:

C 3.12 Please indicate reason and solution of the strikes respectively nature and number of labor disputes pending in court:

Basic Terms and Conditions of Employment (Wage, Working Hours, contracts etc.)

C 3.13 Please provide details of salary structure within the Company (for both permanent and temporary workers) including the basis for calculation (e.g. piece rates, hourly/monthly rates etc.):

C 3.14 Please provide details of the benefits and social security commitments that you did provide and explain any difference between these and those that were legally required:

C 3.15 and C 3.16 Please provide details of overtime working arrangements (how many staff, how often, with what flexibility etc) and explain any differences between the rate paid by the Company and premium rates for overtime:

C 3.17 Where workers did not have a day off, please specify working hours procedures:

C 3.18 Where workers did not have written contracts, please specify how working conditions were communicated to and confirmed by the workers:

C 3.19 Where retrenchment has been carried out during the reporting period, or is planned, please specify the number of dismissals and retrenchment policy and procedures in place to manage any retrenchment of workers:

C 3.20 In case you did employ a shift system, please specify number of shifts per day, hours per shift, sequence of shifts and percentage of workforce working in shifts:

Sub-contractor and supply chain management

C 3.21 Where sub-contractors and tier 1 suppliers were used, please provide details of procedures that you had in place to ensure these organizations comply with national environmental and social obligations:

C 3.22 How did you verify whether child or forced labor was used in your supply chain/ through your sub-contractors?

C 3.23 Where a significant portion (>20% in total) of your tier-one suppliers include mines of any kind, were small scale farmers or other small scale or micro enterprises or home-workers, please specify:

Proportion of your tier-one suppliers	Please specify:

Mines %

Small-scale farmers %

Small and micro enterprises %

Home-workers %

C 4. POLLUTION PREVENTION AND ABATEMENT DURING THE REPORTING PERIOD

C 4.1 Where effluents were not discharged to a municipal sewer, please describe in detail where they were discharged and what treatment was undertaken by the Company or other parties: . Please complete table 1 in Annex 1.

C 4.2 Where toxic or hazardous materials were discharged please provide details:

C 4.3 If there were emissions to air (e.g. from power plants, industrial processes etc.) please describe these (including any pollution control technology or equipment that was in place/planned) and complete tables 2 and 3 in Annex 1:

C 4.4 If air emissions contain hazardous or toxic materials please provide details and complete tables 2 and 3 in Annex 1:

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Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

C 4.5 If the consumption of energy exceeds 10,000 MWh/year, please calculate and specify the annual emissions in tons (see annex 2 for reference values for calculation), describe any measures that you had in place during the reporting period to reduce these emissions and also describe monitoring arrangements for GHGs. In your description please include details of:

•      Total energy consumption per year split up into electricity, hot water, heat , steam etc.– please quantify if possible:

•      What was the origin of your energy supplies?

C 4.6 If the consumption of solid fuels exceeds 8,000 tons/year, please calculate and specify the annual green house gas emissions (GHGs) in tons (see annex 2 for reference values for calculation), describe any measures that you had in place during the reporting period to reduce these emissions and also describe monitoring arrangements for GHGs. In your description please include details of:

•      What was the fuel used for (production of electricity, hot water, steam, heat etc.– please quantify if possible:

C 4.7 If the consumption of liquid fuels exceeds 6,500 tons/year, please calculate and specify the annual green house gas emissions (GHGs) in tons (see annex 2 for reference values for calculation), describe any measures that you had in place during the reporting period to reduce these emissions and also describe monitoring arrangements for GHGs. In your description please include details of:

•      What was the fuel used for (production of electricity, hot water, steam, heat, use for vehicles, machines etc.– please quantify if possible:

C 4.8 If the consumption of liquid fuels exceeds 8,000 tons/year, please calculate and specify the annual green house gas emissions (GHGs) in tons (see annex 2 for reference values for calculation), describe any measures that you had in place during the reporting period to reduce these emissions and also describe monitoring arrangements for GHGs. In your description please include details of:

•      What was the fuel used for (production of electricity, hot water, steam, heat, use for vehicles, machines etc.– please quantify if possible:

C 4.9 Where the project caused during the reporting period noise, smell, light or some other nuisance, please explain the nature of the impacts and the mitigation measures:

C 4.10 Please describe waste management processes (including annual or monthly volumes and types of waste, disposal arrangements and responsibilities) (Please complete Table 4 in Annex 1):

C 4.11 Please describe the type and volume of hazardous materials that were present in the Company’s operations and the health safety and environmental management arrangements that you had established to control risks:

C 4.12 Please describe the type and volume of flammable materials that were present in the Company’s operations and the health safety and environmental management arrangements that you had established to control risks:

C 4.13 Please describe the type and volume of hazardous wastes that were generated by the Company’s operations and the health safety and environmental management arrangements that you had established to control risks (please complete table 4 in Annex 1):

C 4.14 If PCBs, asbestos or CFCs were used by the Company, please explain what purpose they serve, what amounts were present, and what (if any) efforts were being made to remove them or reduce their use:

C 4.15 If MSDS sheets were not used, please describe how chemicals and other materials were managed:

C 4.16 If there is potential for past contamination on any of your companies sites, please specify and describe the measures taken to remediated such contaminations:

C 4.17 If there was any accidental release, please specify and describe the accidents and the measures taken to remedy or mitigate the pollution into the environment:

C 5. COMMUNITY HEALTH & SAFETY AND SECURITY DURING THE REPORTING PERIOD

C 5.1 Please describe the type and significance of community health and safety impacts that the Company’s activities create for local communities, and provide details of ways in which you attempt to mitigate these risks and ways in which you consult with communities over the risks. Was there a community health & safety plan in place?

C 5.2 Please describe the type of health risks that the Company’s activities did generate and measures that you were taking to reduce these risks and communicate them to affected people. Was there a community health & safety plan in place?

C 5.3 Where the Company uses, employs or contracts armed security personnel, please provide details (e.g. numbers that were directly employed/ hired through sub-contractor/ provided by government or other authorities):

C 5.4 Please describe content of claims, law suits, protests from or on behalf of local communities or other stakeholders concerning the currents or planned operations of the Company and provide details of actions taken to deal with these:

C 5.5 Please describe the nature of such adverse press coverage of your company or project and provide details of actions taken to deal with the issues covered:

C 5.6 Where the Company’s activities had affected water quality or quantity, air quality, noise, etc that people in surrounding communities use or rely on (e.g. changes in water quality or quantity, large changes in soil quality, flooding or air quality) please describe in detail what measures were taken to remedy or mitigate this risks:

62163708_8	13	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

C 6. BIODIVERSITY, RESETTLEMENT, INDIGENOUS PEOPLE AND CULTURAL HERITAGE DURING THE REPORTING PERIOD

C 6.1 Where natural habitats or endangered species were affected by the Company’s activities, please provide further details (including type and areas of habitat that would be affected):

C 6.2 Where the Company’s suppliers use material from natural habitats or wildlife as part of the products they supply to you, please provide details:

C 6.4 Where the Company’s activities did affect the ecosystem please describe in detail how you mitigated this risk:

C 6.5 What types of genetically modified organisms or alien species were introduced, has the Company received approval from regulators and has it undertaken a specific risk assessment of these introductions?

C 6.6 If the Company (or tier-one suppliers) harvests material directly from the natural environment (particularly forestry and fisheries) please describe what controls were in place to ensure that these activities were sustainable, and that they did not deplete natural stocks of fisheries/ forests etc:

C 6.7 Where resettlement (physical or economic displacement) has taken place as part of the Company’s activities, please specify:

Land sales agreed through willing seller/ willing buyer contracts?      (total no. of contracts);      % of total land required

Physical resettlement:	Total of people: ( )	% of total of project area:	% Vulnerable[23] % Informal title holders:

Economic resettlement:	Total of people: ( )	% of total of project area:	% Vulnerable % Informal title holders:

Communal lands:	No. of people using communal lands: ( ) No. of vulnerable using communal lands: ( )		% of total of project area:

Has a resettlement action plan been developed/ carried out or is such a plan in envisaged/ under development? If yes, please provide a copy.

C 6.8 Where informal title holders, encroachers, squatters, etc. or communal lands were affected either through physical or economic displacement please specify in detail the nature of these impacts and how they were managed:

C 6.9 Where indigenous people were directly or indirectly affected by the Company’s activities, please specify in detail the nature of these impacts and how they were managed:

C 6.10. If the project did impact on cultural properties with historical, archaeological, religious or other unique value, please describe the cultural heritage that were affected, measures taken to avoid impacts and mitigation measures that were put in place:

[23]	E.g. elderly, single mother households, ethnic minorities, below-poverty line, indigenous communities

62163708_8	14	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

SECTION D – ANNEXES

Annex 1 Emission and Effluent Data during the reporting period

Table 1 Effluent Data24

EMISSIONS & AMBIENT POLLUTION - EFFLUENT
Pollutant/ Parameter	Measuring Point	Unit (m³; mg/m³; etc.)	World Bank/ IFC	Local/ National	Discharge per site		Corrective Actions/Comments
					planned	measured values/ dated
pH		—	6-9
BOD5		mg/l	30
COD		mg/l	125
Total Suspended Solids		mg/l	50
Oil and grease		mg/l	10
Nitrogen		mg/l	10
Phosphorus		mg/l	2
NH3		mg/l	10
Temperature increase		°C	< 3
Coliform bacteria			400 MPN/ 100 ml

[24]

Effluent: Effluent requirements are for direct discharge to surface waters. Mercury should not be used in the process. The liquid effluent should not be coloured. For sanitary waste water see attached table.

IMPORTANT: ADDITIONAL AND/OR DIFFERING POLLUTANTS AS WELL AS EMISSION LIMITS MAY BE REQUIRED WITH THE RELEVANT WB/IFC EHS SECTOR GUIDELINES. PLEASE CHECK!

62163708_8	15	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

Table 2 Air Emissions25

EMISSIONS & AMBIENT POLLUTION - AIR EMISSIONS
Pollutant/ Parameter	Measuring Point	Unit (m³; mg/m³; etc.)	World Bank/IFC	Local/ National	Project		Corrective Actions/Comments
					planned	measured values/ dated
Source 1:
Particulate matter	e.g. chimney outlet	mg/m³
Nitrogen oxides	e.g. chimney outlet	mg/m³
Sulphur dioxide	e.g. chimney outlet	mg/m³

Source 2:

[25]	The figures shown under “World Bank/IFC” have been drawn from the guideline “General Environmental Guideline” and shall be used as applicable.

Further emission limit values of the World Bank/IFC policies and guidelines such as the relevant industrial sector guideline or local/national legislation should be added by the Company.

For further information on limit values please refer to: IFC - EHS Guidelines. Data shall be given for each source separately (e.g. Diesel generator; steam boiler; production line etc.) For Emissions of small boilers 3 to 50 MWth see attached table.

62163708_8	16	September 2009

Prepared for DEG	Annual Environmental and Social Monitoring Report (AESMR) for Category B Direct Investments	BUFHC CHINA B/B+

Table 3 Ambient Air Quality Data

Pollutant/ Parameter	Measuring Point	Unit (m³; mg/m³; etc.)	Local/ National	Project		Corrective Actions/Comments
				planned	measured values/ dated
Particulate matter
Annual arithmetic mean	At boundary of property	µg/m³
Maximum 24-hour average	At boundary of property	µg/m³
Nitrogen oxides
Maximum 24-hour average	At boundary of property	µg/m³
Sulphur dioxide
Annual arithmetic mean	At boundary of property	µg/m³
Maximum 24-hour average	At boundary of property	µg/m³
Add any other relevant pollutant or source

Table 4 Solid Waste Data

EMISSIONS & AMBIENT POLLUTION - WASTE DATA -
Quantity discharged
		Unit	Quantity		Recycling rate		Present		Planned
Description of waste	Source	e.g. metric tons; m³	Present	Planned	Present %	Planned %	Metric tons	Destination/ location	metric tons	Destination/ location	Comments (please describe storage at site)

62163708_8	17	September 2009

Table 1.1.2 - Small Combustion Facilities Emissions Guidelines (3MWth - 50MWth) - (in mg/Nm3 or as indicated)

Combustion Technology / Fuel	Particulate Matter (PM)	Sulfur Dioxide (SO2)	Nitrogen Oxides (NOx)	Dry Gas, Excess O2 Content (%)
Engine

Gas	N/A	N/A	200 (Spark Ignition) 400 (Dual Fuel) 1,600 (Compression Ignition)	15

Liquid	50 or up to 100 if justified by project specific considerations (e.g. Economic feasibility of using lower ash content fuel, or adding secondary treatment to meet 50 and available environmental capacity of the site)	1.5 percent Sulfur or up to 3.0 percent Sulfur if justified by project specific considerations (e.g. Economic feasibility of using lower S content fuel, or adding secondary treatment to meet levels of using 1.5 percent Sulfur, and available environmental capacity of the site)	If bore size diameter [mm] < 400: 1460 (or up to 1,600 if justified to maintain high energy efficiency.) If bore size diameter [mm] > or = 400: 1,850	15
Turbine

Natural Gas =3MWth to < 15MWth	N/A	N/A	42 ppm (Electric generation) 100 ppm (Mechanical drive)	15

Natural Gas =15MWth to < 50MWth	N/A	N/A	25 ppm	15

Fuels other than Natural Gas =3MWth to < 15MWth	N/A	0.5 percent Sulfur or lower percent Sulfur (e.g. 0.2 percent Sulfur) if commercially available without significant excess fuel cost	96 ppm (Electric generation) 150 ppm (Mechanical drive)	15

Fuels other than Natural Gas =15MWth to < 50MWth	N/A	0.5% S or lower % S (0.2%S) if commercially available without significant excess fuel cost	74 ppm	15
Boiler

Gas	N/A	N/A	320	3

Liquid	50 or up to 150 if justified by environmental assessment	2000	460	3

Solid	50 or up to 150 if justified by environmental assessment	2000	650	6

Notes: -N/A/ - no emissions guideline; Higher performance levels than these in the Table should be applicable to facilities located in urban / industrial areas with degraded airsheds or close to ecologically sensitive areas where more stringent emissions controls may be needed.; MWth is heat input on HHV basis; Sold fuels include biomass; Nm3 is at one atmosphere pressure, 0°C.; MWth category is to apply to the entire facility consisting of multiple units that are reasonably considered to be emitted from a common stack except for NOx and PM limits for turbines and boilers. Guidelines values apply to facilities operating more than 500 hours per year with an annual capacity utilization factor of more than 30 percent.

Annex 2 Calculation of annual GHG emissions

If the annual consumption of energy (also from purchased power) exceeds 20,000 MWh or equivalents per annum, please calculate and specify the annual greenhouse gas emissions in tons CO2eq:

Carbon Dioxide eq/ CO2eq:      tones per annum. Please table below if applicable.

Indicative CO2 emissions for production of electricity from burning fossil fuels, if exact calculations are not available (purchased electricity is to be included):

World average mix coal/oil/gas 0.494tons CO2/MWh; Coal 0.893tons CO2/MWh; Oil 0.659tons CO2/MWh; Gas 0.395tons CO2/MWh

Indicative CO2 emissions from burning fossil fuels, if exact calculations are not available:

Coal 2.23tons CO2/ ton of coal burnt (reference 24MJ/kg); Oil 3.08tons CO2/ ton of oil burnt (reference 40MJ/kg); Gas 2.29tons CO2/ ton gas burnt (reference 50MJ/kg)

Table to calculate CO2eq emissions per year, please double-click table to access the Excel sheet

	Unit	Consumption	Specific CO2eq emissions tons/unit	GHG emissions tons/year	Remarks
Electricity, purchased	MWh/year			0
Heat, purchased	MJ/year			0
Coal	Tons/year			0
Oil; Diesel	Tons/year			0
Natural Gas	m³/year			0
Others				0
Others				0
Others				0

			Total	0

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Annex 3 DEG Exclusion List Checklist

☐ Activities involving harmful or exploitative forms of forced labour/ harmful child labour, discriminatory practices	☐ Practices which prevent employees from lawfully exercising their rights of association and collective bargaining

☐ Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.	☐ Production or trade in ozone depleting substances subject to international phase out

☐ Activities prohibited by national law or international conventions relating to the protection of biodiversity resources or cultural heritage	☐ Drift net fishing in the marine environment using nets in excess of 2.5 km in length

☐ Production or trade in products containing PCBs[1]	☐ Trade in wildlife or wildlife products regulated under CITES[2]

☐ Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forestry	☐ Production, trade, storage, or disposal of radioactive products or radioactive waste

☐ Casinos, gambling or any business relating to prostitution or pornography	☐ Production or Trade in alcoholic beverages (excluding beer and wine)

☐ Production or trade of tobacco	☐ Business relating to pornography or prostitution

☐ Production and distribution of racist, anti-democratic and/or neo-nazi media.	☐ Cross-border trade in waste products unless compliant with the Basel Convention and the underlying regulations.

☐ Production, trade or usage of bonded or unbonded asbestos fibres	☐ Production or trade of persistent organic pollutants (POPs)

☐ Projects that involve the conversion or degradation of Critical Natural Habitats	☐ Production or trade in or use of pharmaceuticals, pesticides/ herbicides and other hazardous substances subject to international phase-outs or bans

Annex 4 A/ B+ Projects products, services and activities

☐ Manufacture, transportation (e.g. tankers, rail, road), storage (e.g. port terminals) and use of hazardous/ toxic materials such as pesticides/herbicides or other chemicals	☐ Mining operations and other ferrous and non-ferrous metal operations (such as smelters, refineries and foundries)

☐ Domestic and hazardous waste storage, treatment, recycling & disposal operations (incl. incineration)	☐ Textile industries involving wet process (incl. tanneries)

☐ Forestry and logging operations	☐ Thermal, gas turbine, hydro, diesel and crude oil driven power stations (greater than 50 MW thermal)

☐ Construction or extension of dams, reservoirs, irrigation projects, river basin developments and other projects affecting water supply in a region	☐ Large-scale tourism developments

☐ Pulp and paper industries	☐ Maritime fishery, inland fishery or fish farmingoperations

☐ Infrastructure projects such as ports and harbour operations, airports, roads, railroads or other mass transit systems	☐ Agro-industries (e.g. coffee/ cacao, meat, fish, fruit & vegetable processing, milk processing, etc.)

[1]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.
[2]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

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☐ Large-scale agriculture operations	☐ Municipal water or waste water infrastructure

☐ Large-scale industrial plants and estates	☐ Cement, lime and/ or glass industries

☐ Oil and gas developments, including pipelines as well as crude oil refineries and petrochemical facilities	☐ Privatization with potential restrictions on the access to basic supply (e.g. water, energy, …)

☐ Chemical industries	☐ Large metal industries and/ or machineries

☐ Rubber and/ or plastics industries	☐ Batteries and/ or accumulator industries

Beijing United Family Health Center

People’s Republic of China

24052

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